                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-92667
         Prospectus Supplement to Prospectus dated December 23, 1999.

                                 $200,000,000
[LOGO]
                                 UNITED DOMINION
                               Realty Trust, Inc.

                         6.50% Notes due June 15, 2009

                               ----------------

   We will pay interest on the notes on December 15 and June 15 of each year. The first such payment will be made on December 15, 2002. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of holders. We may redeem some or all of the notes at any time before maturity at the redemption price described more fully in this prospectus supplement beginning on page S-12.

   The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

   We do not intend to list the notes on any securities exchange or to include them in any automated quotation system.

   See "Risks of Investment" beginning on page S-9 of this prospectus supplement and on page 3 of the accompanying prospectus to read about certain factors you should consider before investing in the notes.

                               ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                                              Per Note    Total
                                              -------- ------------
             Initial public offering price... 99.863%  $199,726,000
             Underwriting discount...........  0.625%  $  1,250,000
             Proceeds, before expenses, to us 99.238%  $198,476,000

   The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June 19, 2002 and must be paid by the purchaser if the notes are delivered after June 19, 2002.

                               ----------------

   Goldman, Sachs & Co. expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about June 19, 2002.

                             Goldman, Sachs & Co.

                               ----------------

                  Prospectus Supplement dated June 14, 2002.

   You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to "United Dominion," "we," "us," and "our," or similar terms, are to United Dominion Realty Trust, Inc. and its subsidiaries.

                        HOW TO OBTAIN MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC's public reference room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You also may read our filings at the SEC's Web site at http://www.sec.gov.

   We have filed with the SEC a registration statement on Form S-3 (File No. 333-92667) under the Securities Act of 1933, or the Securities Act. This prospectus supplement and accompanying prospectus do not contain all of the information in the registration statement. If any information varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or Web site. Our statements in this prospectus supplement and accompanying prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

                INCORPORATION OF INFORMATION FILED WITH THE SEC

   The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with it. This means that we have disclosed important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and information that we file with the SEC, prior to the completion of this offering, will automatically update and supersede this information. Our SEC filing number is 1-10524. In addition to the documents incorporated by reference in the accompanying prospectus, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, prior to the completion of this offering.

  .   Annual Report on Form 10-K for the year ended December 31, 2001.

  .   Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  . Current Reports on Form 8-K filed on January 4, January 16, January 22, March 15 and March 19, 2002.

   You may request a copy of these filings at no cost by writing or calling us at the following address:

                      United Dominion Realty Trust, Inc.
                             400 East Cary Street
                           Richmond, Virginia 23219
                         Attention: Investor Relations
                           Telephone: (804) 780-2691

                          FORWARD-LOOKING STATEMENTS

   This document, including the documents incorporated by reference in this document, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy and rental expense growth. Examples of forward-looking statements that we make in this document include, but are not limited to, statements under the heading "Prospectus Supplement Summary" regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

   Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance include, but are not limited to, the following:

  . unanticipated adverse business developments affecting us or our properties,

  .   adverse changes in the real estate markets,

  .   our declaration or payment of distributions,

  . our potential developments or acquisitions or dispositions of properties, assets or other public or private companies,

  . our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters,

  .   our qualification as a REIT under the Internal Revenue Code,

  .   the real estate markets in which we operate and in general,

  .   the availability of debt and equity financing,

  .   interest rates,

  .   general and local economic business conditions, and

  .   trends affecting our financial condition or results of operations.

   All of the above factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

   Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore we cannot assure you that any of these statements included in this document or in the documents incorporated by reference will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

                         PROSPECTUS SUPPLEMENT SUMMARY

   The following is qualified in its entirety by, and should be read together with, the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                 The Offering

   The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see "Description of the Notes" beginning on page S-11 and "Description of Our Debt Securities" beginning on page 13 of the accompanying prospectus.

Issuer..................... United Dominion Realty Trust, Inc.

Securities Offered......... We are offering $200,000,000 aggregate principal amount of senior unsecured notes.

Interest Payment Dates..... Interest on the notes will be payable semi-
                            annually in arrears on June 15 and December
                            15, of each year, beginning December 15, 2002.

Restrictive Covenants...... The terms of the notes restrict our ability to:

                            .    consolidate, sell, lease or convey all or
                                  substantially all of our assets, or merge,
                                  and
                            .    incur additional indebtedness.
                            See "Description of the Notes--Certain
                            Covenants" in this prospectus supplement and
                            "Description of Our Debt Securities--Merger,
                            Consolidation or Sale" and "--Covenants
                            Applicable to Our Senior Debt Securities" in the
                            accompanying prospectus.

Redemption; No Sinking Fund We may redeem the notes at our option in whole or in part at any time prior to maturity as more fully described under "Description of the Notes."
                            The notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of holders.

Ranking.................... The notes will be senior unsecured obligations and will rank equally with each other and with all of our
                            other existing and future senior unsecured
                            indebtedness and will be senior in right of payment
                            to all of our existing and future subordinated
                            indebtedness issued under our indenture dated
                            August 1, 1994. The notes will be effectively
                            subordinated to our secured and unsubordinated
                            indebtedness to the extent of the collateral pledged
                            as security for such indebtedness.


                                   Our ability to meet our obligations under the
                                   notes is dependent on the earnings and cash
                                   flows of our operating subsidiaries and the ability
                                   of those subsidiaries to pay dividends or to
                                   advance or repay funds to us. The notes will
                                   effectively be subordinated to the indebtedness
                                   and preferred stock of our subsidiaries.

Defeasance and Covenant Defeasance The notes will be subject to defeasance and covenant defeasance as described under
                                   "Description of Our Debt Securities--Discharge,
                                   Defeasance and Covenant Defeasance" in the accompanying prospectus.

Governing Law..................... Commonwealth of Virginia.

Further Issues.................... Initially, the notes will be limited to $200,000,000 in aggregate principal amount. Subject to certain
                                   restrictive covenants, we may, however, "reopen"
                                   the series of notes from time to time without
                                   notice to or consent of the holders of the notes
                                   and issue an unlimited principal amount of
                                   additional notes of the same series.

Ratings........................... The notes have been assigned ratings of Baa3 by Moody's Investors Service, Inc. and BBB--
                                   by Standard & Poor's Rating Services. A rating
                                   reflects only the view of a rating agency and is
                                   not a recommendation to buy, sell or hold the
                                   notes. We cannot assure you that any such
                                   rating will be retained for any given period of
                                   time. Any rating can be revised downward or
                                   withdrawn entirely at any time by a rating agency
                                   if it decides the circumstances warrant that
                                   change.

Use of Proceeds................... We expect to use the net proceeds from the sale of the notes to reduce outstanding balances
                                   under our $375 million unsecured credit facility.

                                United Dominion

   We are a self-administered equity real estate investment trust that owns, acquires, renovates, develops and manages middle market apartment communities nationwide. As of March 31, 2002, we owned 276 apartment communities located in 21 states, with a total of 78,341 completed apartment homes. In addition, we had 448 apartment homes under development at two additional phases of existing communities.

   We operate as a real estate investment trust, or REIT, under the applicable provisions of the Internal Revenue Code. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, require that our assets consist primarily of real estate, our income be derived primarily from real estate and that we distribute at least 90% of our taxable income (other than our net capital gain) to our preferred and common shareholders. As a qualified REIT, we generally will not be subject to federal income taxes on our net income to the extent we distribute such income to our shareholders.

                              Recent Developments

Recent Acquisitions

   On April 30, 2002, we acquired The Reflections, a 416 apartment home community located in Aurora, Colorado. The purchase price was $33.4 million. This community was built in 1981 and, at the time of our acquisition, had an occupancy of 97% with average rents of $884 per unit.

   On May 21, 2002, we announced the acquisition of Presidential Greens Apartments, a 397 apartment home community located in Alexandria, Virginia. The purchase price was $29.8 million. This community was originally built in 1938 and has been extensively renovated. At the time of our acquisition, the community had an occupancy of 98.5% with average rents of $930 per unit.

   On June 6, 2002, we announced the acquisition of Stonehaven Apartments, a 518 apartment home community located in Federal Way, Washington, a suburb of Seattle. The purchase price was $35.9 million. This community was built in 1991 and, at the time of our acquisition, had an occupancy of 93% with average rents of $864 per unit.

Recent Dispositions

   On April 18, 2002, we sold four residential apartment communities in the Memphis, Tennessee area comprising 950 units for a total sales price of $38.7 million.

   On May 1, 2002, we sold two residential apartment communities in the Tuscon, Arizona area comprising 408 units for a total sales price of $12.4 million.

   On May 20, 2002, we completed the sale of one commercial property in the Bristol, Tennessee area for a total sales price of $2.2 million. The property was sold in two parts with the first phase closing on April 1, 2002.

   On June 3, 2002, we sold one residential apartment community in Naples, Florida with 248 units for a sales price of $17.2 million.

   On June 12, 2002, we sold one residential apartment community in Memphis, Tennessee comprising 376 units for a sales price of $13.2 million.

       Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges
                         and Preferred Stock Dividends

                                  Three Months     Years Ended December 31,
                                 Ended March 31, -----------------------------
                                      2002       2001  2000  1999  1998  1997
                                 --------------- ----- ----- ----- ----- -----
  Ratio of earnings to fixed
    charges.....................      1.41x      1.45x 1.48x 1.58x 1.64x 1.83x
  Ratio of earnings to combined
    fixed charges and preferred
    stock dividend..............      1.17x      1.20x 1.20x 1.28x 1.35x 1.51x

   We define "earnings" as:

  .   net income before extraordinary items, plus

  .   the portion of rents that is representative of the interest factor,

  .   minority interests,

  .   losses on equity investments in joint ventures, and

  .   interest on indebtedness.

   We define "fixed charges" as the sum of:

  .   interest on indebtedness,

  .   capitalized interest, and

  .   the portion of rents that is representative of the interest factor.

   Where applicable, we add the amount of our preferred stock dividend.

                               ----------------

   Our principal executive office is located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129. The telephone number of our principal executive offices is (720) 283-6120. Our corporate headquarters is located at 400 East Cary Street, Richmond, Virginia 23219. The telephone number of our corporate headquarters is (804) 780-2691.

                              RISKS OF INVESTMENT

   In addition to the risks beginning on page 3 of the accompanying prospectus, together with all information included or incorporated by reference in this prospectus supplement and accompanying prospectus, you should be aware of and consider the following risks before you invest in our notes.

Unfavorable Changes in Apartment Market and Economic Conditions Could Adversely Affect Occupancy Levels and Rental Rates Which May Impair Our Ability to Pay the Notes

   Market and economic conditions in the various metropolitan areas of the United States in which we operate may significantly affect our occupancy levels and rental rates and therefore our profitability. Factors that may adversely affect these conditions include the following:

  .   a reduction in jobs and other local economic downturns,

  .   low mortgage interest rates, making alternative housing more affordable,

  .   oversupply of, or reduced demand for, apartment homes,

  .   declines in household formation, and

  . rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs.

   The weakness in the United States economy has been exacerbated by the events of September 11, 2001, as well as by the United States' war on terrorism. The weak economy has adversely affected employment and other significant elements of the economy that drive productivity and the financial strength of businesses. In seeking to maintain our occupancy levels, we have provided certain concessions to our residents, and we have increased our bad debt allowance. Any continuation or worsening of current economic conditions generally, and in our principal market areas particularly, could have a material adverse effect on our occupancy levels, our rental rates, or our ability to strategically acquire and dispose of apartment communities. This may impair our ability to satisfy our financial obligations, including our ability to pay the notes.

Insufficient Cash Flow Could Affect Our Debt Financing and Create Refinancing
Risk

   We are subject to the risks normally associated with debt financing, including the risk that our operating income and cash flow will be insufficient to make required payments of principal and interest, or could restrict our borrowing capacity under our line of credit due to debt covenant restraints. We cannot assure you that sufficient cash flow will be available to make all required principal payments and still satisfy our distribution requirements to maintain our status as a REIT, nor can we assure you that the full limits of our line of credit will be available to us if our operating performance falls outside the constraints of our debt covenants. Additionally, we are likely to need to refinance substantially all of our outstanding debt as it matures. We may not be able to refinance existing debt, or the terms of any refinancing may not be as favorable as the terms of the existing debt, which could create pressures to sell assets or to issue additional equity when we would otherwise choose not to do so.

You May Not Be Able to Sell Your Notes

   The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. Goldman, Sachs & Co. has advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of or any trading market for the notes.

Scheduled Debt Payments Could Adversely Affect Our Financial Condition

   At March 31, 2002, we had consolidated indebtedness of approximately $2.1 billion. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing, such as the possible reluctance of lenders to make commercial real estate loans, result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service our debt obligations, including the notes.

We are Obligated to Comply with Financial Covenants in Our Debt that Could Reduce Our Flexibility and Create a Risk of Default on the Notes

   Certain of our properties are subject to mortgages that contain customary negative covenants, including limitations on our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases outside of stipulated guidelines or to materially modify existing leases. In addition, our secured and unsecured credit facilities contain customary requirements, and restrictions and other limitations on our ability to incur debt, including debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt. These covenants will reduce our flexibility in conducting our operations and create a risk of default on our debt, including the notes, if we cannot continue to satisfy them.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the offering of the notes will be approximately $198.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses. We intend to use the net proceeds from the offering of the notes to reduce outstanding balances under our $375 million unsecured credit facility.

   Our $375 million three-year unsecured credit facility matures in August 2003. As of March 31, 2002, the weighted average interest rate on this facility was 6.1%, after giving effect to interest rate swaps agreements.

                           DESCRIPTION OF THE NOTES

   The following description of the particular terms and provisions of the notes supplements and replaces, to the extent it is inconsistent with, the description of our debt securities contained in the accompanying prospectus. We have not described every aspect of the notes. You should refer to the Senior Indenture described in the accompanying prospectus and the form of the notes for a complete description of the provisions of the notes. The Senior Indenture is an exhibit to the registration statement referred to under "About This Prospectus" in the accompanying prospectus, and the form of the notes will be filed as an exhibit to a report we file with the SEC. See "Where You Can Find More Information" in the accompanying prospectus for information on how to obtain a copy of the Senior Indenture and the form of the notes for your review.

General

   The notes will constitute a separate series of debt securities under the Senior Indenture, initially limited to $200,000,000 aggregate principal amount, subject to our right to reopen each series and issue additional notes of that series without the consent of holders. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and in integral multiples of $1,000. The notes will be represented by one or more permanent global securities in book-entry form, except under the limited circumstance described in the accompanying prospectus under "Description of Our Debt Securities--Book-Entry System." The Global Securities will be registered in the name of a nominee of The Depository Trust Company, as depository for the notes. See "Description of Our Debt Securities--Book-Entry System" in the accompanying prospectus.

   The notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of the holders.

   The notes will be subject to defeasance and covenant defeasance as described under "Description of Our Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus.

   Notices and demands to or upon us in respect of the notes and the Senior Indenture may be served and, in the event that the notes are issued in definitive certificated form, the notes may be surrendered for payment, registration of transfer or exchange, at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York (which will initially be the office of the Senior Indenture Trustee which is located at 40 Broad Street, Suite 55, New York, New York 10004) and in Charlotte, North Carolina (which will initially be the Corporate Trust Operations Office of the Senior Indenture Trustee which is located at 1525 West W.T. Harris Boulevard 3C3, Charlotte, North Carolina 28262-1153).

Interest Rate, Interest Payment Dates and Maturity

   The notes will mature on June 15, 2009 and will bear interest at the rate of 6.5% per annum. Interest on the notes will accrue from and including June 19, 2002 or from the most recent date to which interest has been paid or duly provided for. Interest on the notes will be payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 2002, to the persons in whose names the notes are registered at the close of business on the preceding June 1 and December 1, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

   If any interest payment date or maturity date for the notes is not a business day, then payment of principal and interest need not be made on that date but may be made without additional interest on the next succeeding business day.

Ranking

   The notes will be our senior unsecured obligations and will rank on a parity in priority of payment with all our other senior unsecured indebtedness. The notes will be effectively subordinated to our secured and unsubordinated indebtedness to the extent of the collateral pledged as security for such indebtedness. As of March 31, 2002, on a consolidated basis we had outstanding secured debt of approximately $1.1 billion and outstanding unsecured debt of approximately $1.0 billion.

   The notes will be our obligations exclusively. Although a significant portion of our consolidated assets is held by us directly, substantially more than a majority of our consolidated assets is held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available to pay such amounts. In addition, dividends, loans and other distributions from our subsidiaries to us are subject to contractual and other restrictions, are contingent upon results of operations of such subsidiaries and are subject to various business considerations.

   The notes will be effectively subordinated to all existing and future liabilities (including indebtedness, guarantees, trade payables, lease obligations and letter of credit obligations) of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon its liquidation or reorganization will be subject to the prior claims of its creditors, except to the extent that we may ourselves be a creditor with recognized claims against it, in which case our claims would still be effectively subordinated to any lien or security interest affecting the assets of that subsidiary and would be subordinated to any of its indebtedness senior to that held by us. In addition, subsidiaries owning a significant portion of our consolidated assets have guaranteed our borrowings under our bank credit facilities, and under certain circumstances, one or more of our other subsidiaries may also be required to guarantee our borrowings under these facilities. As of March 31, 2002, borrowings of approximately $297.0 million under these facilities were outstanding. Although the Senior Indenture and certain instruments and agreements to which we and our subsidiaries are parties or by which we and they are bound impose limitations on the incurrence of additional indebtedness, both we and our subsidiaries retain the ability to incur substantial indebtedness and other liabilities.

Optional Redemption

   We may redeem the notes at any time in whole or from time to time in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest on those notes to the redemption date, and the Make-Whole Amount, if any, as defined in the Senior Indenture and below. We will pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

   If we have given notice as provided in the Senior Indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date and the only right of the holders of those notes will be to receive payment of the redemption price.

   We will give notice of any redemption of any notes to registered holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the aggregate principal amount of the notes to be redeemed.

   If we choose to redeem less than all of the notes, we will notify Wachovia Bank, N.A. (formerly First Union National Bank), the trustee under the Senior Indenture, at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, the aggregate principal amount of notes to be redeemed and the applicable redemption date. The trustee will select, in the manner it deems fair and appropriate, notes to be redeemed in part.

   As used in this prospectus supplement:

   "Make-Whole Amount" means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate, determined on the third New York business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.

   "Reinvestment Rate" means .30% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

   "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the Senior Indenture, then such other reasonably comparable index which shall be designated by us.

Certain Covenants

   In addition to the covenants discussed in the accompanying prospectus under the section entitled "Description of Our Debt Securities," we are required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our Unsecured Debt. For purposes of this covenant, the following capitalized terms are defined as follows:

   "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of United Dominion and its Subsidiaries not subject to encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

   "Subsidiaries" means a corporation, a limited liability company or a partnership a majority of the outstanding voting stock, limited liability company or partnership interests, as the case may be, of which is owned, directly or indirectly, by United Dominion or by one or more other Subsidiaries of United Dominion. For purposes of this definition, "voting stock" means stock having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

   "Undepreciated Real Estate Assets" as of any date means the original cost plus capital improvements of real estate assets of United Dominion and its Subsidiaries determined in accordance with generally accepted accounting principles.

   "Unsecured Debt" means debt of United Dominion or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of their properties.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   This section supersedes the discussion under the caption "Federal Income Tax Consequences of United Dominion's Status as a REIT" in the accompanying prospectus.

   We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership, and disposition of the notes and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition, and election, and regarding potential changes in applicable tax laws.

Regarding an Investment in the Notes

   The following summary describes material United States federal income tax consequences relating to the purchase, ownership, and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, persons holding notes as a part of a hedging or conversion transaction or a straddle, persons subject to the alternative minimum tax, or holders of notes whose "functional currency" is not the U.S. dollar. This disclosure is addressed only to persons who acquire the notes at original issue at the initial issue price and does not address the tax consequences to subsequent purchasers of the notes. Furthermore, the discussion below is based upon the current federal income tax laws and interpretations thereof as of the date hereof. Such authorities may be repealed, revoked, or modified so as to result in federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following summary does not consider the effect of any applicable foreign, state, local, or other tax laws or estate or gift tax considerations.

   If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

  U.S. Holders

   As used herein, a "U.S. holder" of a note means a holder that for U.S. federal income tax purposes is:

  .   a citizen or resident of the United States;

  . a corporation or other entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof;

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  . a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.

   A "non-U.S. holder" of a note is a holder that for U.S. federal income tax purposes is not a U.S. holder.

  Stated Interest on Notes

   Stated interest on a note generally will be taxable to a U.S. holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for tax purposes. In general, interest paid to U.S. holders who report their income on the cash receipts and disbursements method of accounting will be taxable to them when received. Interest earned by U.S. holders who report their income on the accrual method of accounting generally will be taxable when accrued, regardless of when it is actually received. It is not anticipated that the notes will give rise to original issue discount, as defined in the Internal Revenue Code.

  Sale, Exchange, and Retirement of Notes

   Upon the sale, exchange, retirement, or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized upon the disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and such holder's adjusted tax basis in the note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the note has been held for more than one year. Long term capital gains of non-corporate U.S. holders will generally be subject to tax at a maximum rate of 20%, and may be taxed at a maximum rate of 18% if the note has been held for more than five years at the time of the disposition.

  Backup Withholding and Information Reporting

   Payments of interest and principal on the notes and the proceeds received upon the sale or other disposition of such notes may be subject to Internal Revenue Service information reporting and backup withholding tax. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a non-corporate U.S. holder will be subject to information reporting and backup withholding tax if such holder:

  . fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number,

  .   furnishes an incorrect taxpayer identification number,

  . is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends, or

  . fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified the U.S. holder that it is subject to backup withholding.

   A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the holder's federal income tax liability, if any, and otherwise be refundable, provided that the requisite procedures are followed.

   You should consult your tax advisor regarding your qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.

  Non-U.S. Holders

   The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes. The term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Stated Interest on Notes

   Subject to the discussion below concerning backup withholding, no U.S. federal income tax will be imposed with respect to the payment of interest on a note owned by a non-U.S. holder, provided that (1) such non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our voting stock, (2) such non-U.S. holder is not a controlled foreign corporation (as defined in the federal income tax laws) that is related, directly or indirectly, to us, (3) such non-U.S. holder is not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of its business, and (4) such non-U.S. holder provides us or our withholding agent with appropriate documentation of the non-U.S. holder's foreign status. The documentation requirement will be met if:
(1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. holder (which certification may be made on an Internal Revenue Service Form W-8BEN (or a successor form)) or (2) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the Internal Revenue Service Form W-8BEN. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

   If a non-U.S. holder cannot satisfy the requirements described above, interest payments on a note made to such non-U.S. holder will be subject to a 30% tax unless the beneficial owner of the note provides us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from withholding or eligibility for a reduced rate under the benefit of a tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

   If a non-U.S. holder is engaged in a trade or business in the U.S. and payments on a note are effectively connected with the conduct of such trade or business (or, if an income tax treaty applies, attributable to a U.S. permanent establishment of the non-U.S. holder), the non-U.S. holder, although exempt from the 30% withholding tax discussed above, will be subject to U.S. federal income tax on such payments at regular graduated rates in the same manner as if it were a U.S. holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate specified by treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, payments on a note, to the extent included in taxable income, will also be included in such foreign corporation's earnings and profits.

  Sale, Exchange, and Retirement of Notes

   In general, no U.S. federal withholding tax will be imposed with respect to any gain or income realized by a non-U.S. holder upon the sale, exchange, redemption, retirement, or other disposition of a note. However, any such gain or income will be subject to U.S. federal income tax if either (1) such gain or income is effectively connected with a U.S. trade or business of the non-U.S. holder (or, if an income tax treaty applies, attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to U.S. federal income tax on such gain or income at regular graduated rates in the same manner as if it were a U.S. holder and may also, in the case of a corporate holder, be subject to a branch profits tax equal to 30% (or lower applicable treaty rate), or (2) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are present, in which case the non-U.S. holder will incur a 30% (or lower rate specified by treaty) tax on such gain or income.

  Estate Tax

   A note beneficially owned by an individual who at the time of death is a non-U.S. holder will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total voting power of all classes of our voting stock and provided that the interest payments with respect to such note, if received at the time of such individual's death, would not have been effectively connected with the conduct of a U.S. trade or business by such individual.

  Information Reporting and Backup Withholding

   Backup withholding will not apply to payments made to a non-U.S. holder of a note if the holder has provided the required certification that it is not a U.S. holder, as described above, unless the payor has actual knowledge that the owner is not a non-U.S. holder. However, certain information reporting may still apply with respect to interest payments even if certification is provided.

   Payment of the proceeds of a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner has provided the required certification that it is not a U.S. holder, as described above, or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of a note are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a "controlled foreign corporation" for federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the United States, then backup withholding and information reporting generally will not apply if the non-U.S. holder satisfies certification requirements regarding its status as a non-U.S. holder and the broker-dealer has no actual knowledge that the owner is not a non-U.S. holder.

   A non-U.S. holder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

   Due to the complexity of the U.S. federal income tax rules applicable to noteholders, potential investors should consult their tax advisors regarding the tax treatment of the acquisition, ownership, and disposition of the notes.

Regarding Our Status as a REIT and REIT Qualification

  General

   We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1972. We believe that we have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Although we intend to continue to operate to satisfy such requirements, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

   The provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder and other federal income tax laws relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof.

   The law firm of Morrison & Foerster LLP has acted as our tax counsel in connection with the filing of this prospectus supplement. In the opinion of Morrison & Foerster LLP, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of our taxable years beginning with the taxable year ended December 31, 1998 through our taxable year ended December 31, 2001, and our current organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for the taxable year 2002 and thereafter. The opinion of Morrison & Foerster LLP is based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus supplement and a factual certificate provided by one of our officers. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Morrison & Foerster LLP. Accordingly, neither Morrison & Foerster LLP nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See "--Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

   In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are satisfied, entities, such as us, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is distributed currently to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations.

   If we fail to qualify as a REIT in any year, however, we will be subject to federal income tax as if we were a domestic corporation, and our stockholders will be taxed in the same manner as stockholders of ordinary corporations. In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions.

  Taxation of the Company

   In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our net income that we distribute to stockholders. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. (However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gains income to our stockholders on a pro rata basis.) Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference. Third, if we have (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or
(2) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than property held for at least four years, foreclosure property, and property involuntarily converted), such income will be subject to a 100% penalty tax. Fifth, if we should fail to satisfy the 75% or the 95% tests (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been satisfied, we will be subject to a 100% penalty tax on the net income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed. Seventh, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate. Finally, we may be subject to an excise tax if our dealings with our taxable REIT subsidiaries (defined below) are not at arm's length.

  Requirements for Qualification

   The Internal Revenue Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue
Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of

12 months, or during a proportionate part of a taxable year of less than 12 months. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).

   We believe we have issued sufficient stock with sufficient diversity of ownership to satisfy conditions (5) and (6) above. In addition, our charter provides our Board of Directors with authority to prohibit the proposed transfer of our capital stock or cause us to redeem outstanding capital stock to ensure that we continue to satisfy these conditions. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding common stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our common stock and preferred stock disclosing the actual owners of such common stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with its federal income tax returns a similar statement disclosing the actual ownership of common stock and preferred stock and certain other information.

   Although we intend to satisfy the stockholder demand statement requirements described in the preceding paragraph, under current law our failure to satisfy those requirements will not result in our disqualification as a REIT under the Internal Revenue Code but may result in the imposition of Internal Revenue Service penalties against us.

   We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. Certain of our corporate subsidiaries will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we and the subsidiary do not jointly elect to treat it as a "taxable REIT subsidiary" as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus supplement the subsidiaries in which we own a 100% interest (other than taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests, described below under "--Requirements for REIT Qualification--Asset Tests."

   In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of a partnership shall retain the same character in the hands of a partner qualifying as a REIT for purposes of the REIT qualification tests under the Internal Revenue Code, including satisfying the gross income tests and the asset tests, described below. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships in which we own an interest, directly or indirectly, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described below.

  Asset Tests

   At the close of each quarter of our taxable year, we generally must satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us). Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5% of the value of our total assets as to any one nongovernment issuer, (2) 10% of the outstanding voting securities of any one issuer, or (3) 10% of the value of the outstanding securities of any one issuer. Third, not more than 20% of the total value of our assets can be represented by securities of one or more "taxable REIT subsidiaries" (described below). Securities for purposes of the asset tests may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security is "straight debt," as specially defined for this purpose, and certain other requirements are satisfied.

   Under recent changes in law, we and a corporation in which we own stock may make a joint election for such subsidiary to be treated as a "taxable REIT subsidiary." The securities of a taxable REIT subsidiary are not subject to the 5% asset test and the 10% vote and value tests described above. Instead, as discussed above, a separate asset test applies to taxable REIT subsidiaries. The new rules regarding taxable REIT subsidiaries contain provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In some cases, a 100% penalty tax is imposed on the REIT if its rental, service or other agreements with its taxable REIT subsidiary are not on arm's length terms. The legislation concerning taxable REIT subsidiaries is generally effective only for taxable years beginning after December 31, 2000.

   We have made elections to treat several of our corporate subsidiaries as taxable REIT subsidiaries. We believe that the value of the securities we hold of our taxable REIT subsidiaries does not and will not represent more than 20% of our total assets, and that all transactions between us and our taxable REIT subsidiaries are conducted on arm's length terms. In addition, we believe that the amount of our assets that are not qualifying assets for purposes of the 75% asset test will continue to represent less than 25% of our total assets and will satisfy the 5% and both 10% asset tests.

  Gross Income Tests

   We must satisfy two separate percentage tests relating to the sources of our gross income for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See "--Tax Aspects of our Investment in Partnerships--General."

   The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes (1) rents from real property (except as modified below); (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business ("dealer property"); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

   Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if we, or an owner of 10% or more of our equity securities, directly or constructively owns 10% or more of such tenant (a "related party tenant"), unless the related party tenant is a taxable REIT subsidiary and certain other requirements are satisfied. In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% test and 95% test (described below) if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom we derive no revenue or through a taxable REIT subsidiary. The "independent contractor" or taxable REIT subsidiary requirement, however, does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Internal Revenue Code apply, pursuant to which ownership interests in certain entities held by one entity are deemed held by certain other related entities.

   In general, if a REIT provides impermissible services to its tenants, all of the rent from that property can be disqualified from satisfying the 75% test and 95% test (described below). However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (as determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred by the REIT in furnishing or rendering the service.

   We do not receive any rent that is based on the income or profits of any person. In addition, we do not own, directly or indirectly, 10% or more of any tenant. Furthermore, we believe that any personal property rented in connection with our apartment facilities is well within the 15% restriction. Finally, we do not provide services, other than within the 1% de minimis exception described above, to our tenants that are not customarily furnished or rendered in connection with the rental of the apartment units, other than through an independent contractor or through a taxable REIT subsidiary.

   The 95% Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation (including a taxable REIT subsidiary) and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not (except with respect to dividends from a REIT) for purposes of the 75% test.
For purposes of determining whether we comply with the 75% and 95% tests, gross income does not include income from "prohibited transactions" (discussed below).

   From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, or options to purchase such items, and futures and forward contracts. To the extent we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

   Our investment in apartment communities generally gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of apartment communities, other than from prohibited transactions, as described below, or of our interest in a partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. We anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

   Even if we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if: (1) our failure to comply was due to reasonable cause and not to willful neglect; (2) we report the nature and amount of each item of our income included in the 75% and 95% tests on a schedule attached to our tax return; and (3) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we will still be subject to a special tax upon the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

  Annual Distribution Requirements

   To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount equal to at least (A) the sum of (i) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gain income to our stockholders on a pro rata basis.) Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year,
(2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

   We believe that we have made timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future we may not have sufficient cash or other liquid assets to meet the distribution requirements, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, will borrow funds or issue preferred or common stock to satisfy the distribution requirement. We may be required to borrow funds at times when market conditions are not favorable.

   If we fail to meet the distribution requirements as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

  Prohibited Transaction Rules

   A REIT will incur a 100% tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a "prohibited transaction"). Under a safe harbor provision in the Internal Revenue Code, however, income from certain sales of real property held by the REIT for at least four years at the time of the disposition will not be treated as income from a prohibited transaction. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Although we will attempt to ensure that none of our sales of property will constitute a prohibited transaction, we cannot assure you that none of such sales will be so treated.

  Failure to Qualify

   If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

  Tax Aspects of Our Investment in Partnerships

   The following discussion summarizes certain federal income tax considerations applicable solely to our investment in entities treated as partnerships for federal income tax purposes. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  General

   We hold a direct ownership interest in certain partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. See "--Taxation of the Company" and "--Requirements for Qualification--Gross Income Tests." Any resultant increase in our REIT taxable income increases our distribution requirements (see "--Requirements for Qualification--Annual Distribution Requirements"), but is not subject to federal income tax in our hands provided that such income is distributed to our stockholders. Moreover, for purposes of the REIT asset tests (see "--Requirements for Qualification--Asset Tests"), we include our proportionate share of assets held by the partnerships.

  Tax Allocations with Respect to the Properties

   Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of our properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our two material partnership subsidiaries (referred to in this discussion as the "operating partnerships") have property subject to a book-tax difference. Consequently, the partnership agreement of the operating partnerships requires such allocations to be made in a manner consistent with
Section 704(c) of the Internal Revenue Code.

   In general, the partners who contributed appreciated assets to the operating partnerships will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the operating partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over the life of the operating partnerships. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnerships may cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "--Requirements for Qualification--Annual Distribution Requirements." In addition, the application of Section 704(c) of the Internal Revenue Code to the operating partnerships is not entirely clear and may be affected by authority that may be promulgated in the future.

  Sale of the Properties

   Generally, any gain realized by the operating partnerships on the sale of property held by the operating partnerships will be capital gain, except for any portion of such gain that is treated as certain depreciation or cost recovery recapture. Our share of any gain realized by the operating partnerships on the sale of any "dealer property" generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Prohibited Transaction Rules." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties, and to make such occasional sales of their properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that in general our properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Possible Legislative or Other Actions Affecting Tax Considerations

   Prospective investors should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in us.

State and Local Taxes

   We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above.

                                 UNDERWRITING

   We and Goldman, Sachs & Co., the underwriter, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions the underwriter has agreed to purchase all the notes.

   The underwriter is committed to take and pay for all of the notes being offered, if any are taken.

   Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriter to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms.

   The notes are a new issue of securities with no established trading market. We have been advised by the underwriter that it intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

   In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

   We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

   We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

   The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the notes offered hereby will be passed upon for us by Morrison & Foerster LLP. The description of the tax consequences in this prospectus supplement under the heading "Material Federal Income Tax Consequences" is based on the opinion of Morrison & Foerster LLP. Certain legal matters will be passed upon for the underwriter by Hogan & Hartson. From time to time, Hogan & Hartson provides legal services to us.

Prospectus


                                     [LOGO]
                               UNITED DOMINION(SM)

                                 $700,000,000

                                Debt Securities
                                Preferred Stock
                                 Common Stock

   This prospectus generally describes the debt securities and equity securities that we may offer. Each time we sell these securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and may add to or update the information in this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

   Our common shares and currently outstanding Series A and Series B preferred shares are listed on The New York Stock Exchange (NYSE) under the symbols "UDR," "UDRpfA" and "UDRpfB," respectively. Our Monthly Income Notes are listed on the NYSE under the symbol "UDM."

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   Beginning on page 3, we have listed risks that you should consider before investing in these securities.


                  This prospectus is dated December 23, 1999.

                               TABLE OF CONTENTS

                                  PROSPECTUS

   RISKS OF INVESTMENT...................................................  3
   ABOUT THIS PROSPECTUS.................................................  8
   WHERE YOU CAN FIND MORE INFORMATION...................................  8
   INCORPORATION OF INFORMATION FILED WITH THE SEC.......................  9
   FORWARD-LOOKING STATEMENTS............................................ 10
   UNITED DOMINION REALTY TRUST, INC..................................... 11
   USE OF PROCEEDS....................................................... 12
   RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED
     FIXED CHARGES AND PREFERRED DIVIDENDS............................... 12
   DESCRIPTION OF OUR DEBT SECURITIES.................................... 13
   DESCRIPTION OF OUR CAPITAL STOCK...................................... 28
   FEDERAL INCOME TAX CONSEQUENCES OF UNITED DOMINION'S STATUS AS A REIT. 34
   PLAN OF DISTRIBUTION.................................................. 41
   LEGAL MATTERS......................................................... 42
   EXPERTS............................................................... 42

                              RISKS OF INVESTMENT

   Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus refer collectively to United Dominion Realty Trust, Inc., a Virginia corporation, and its subsidiaries, including United Dominion Realty, L.P., a Virginia limited partnership.

   Before you invest in our securities, you should be aware that there are risks involved in the investment, including those described below. You should consider carefully these risks together with all of the information included or incorporated by reference in this prospectus or any prospectus supplement before you decide to purchase our securities. This section includes or refers to certain forward-looking statements; you should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed in the accompanying prospectus supplement.

I. Unfavorable Changes in Apartment Market and Economic Conditions Could Adversely Affect Occupancy Levels and Rental Rates

   Market and economic conditions in the various metropolitan areas of the United States in which we operate may significantly affect our occupancy levels and rental rates and therefore our profitability. This may impair our ability to satisfy our financial obligations and pay distributions to our shareholders. Factors that may adversely affect these conditions include the following:

   . a reduction in jobs and other local economic downturns;

   . oversupply of, or reduced demand for, apartment homes;

   . declines in household formation; and

   . rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs.

   Any of these factors could adversely affect our ability to achieve desired operating results from our communities.

II. Acquisitions or New Development May Not Achieve Anticipated Results

   We intend to continue to selectively acquire apartment communities that meet our investment criteria. Our acquisition activities and their success may be exposed to the following risks:

   . An acquired community may fail to perform as we expected in analyzing our investment.

   . When we acquire an apartment community, we often invest additional amounts in it with the intention of increasing profitability. These additional investments may not produce the anticipated improvements in profitability.

   . New developments may not achieve proforma rents or occupancy levels.

III. Possible Difficulty of Selling Apartment Communities Could Limit Operational and Financial Flexibility

   Although we have experienced success in disposing of apartment communities that no longer meet our strategic objectives, market conditions could change and purchasers would not be willing to pay prices acceptable to us. A weak market may limit our ability to change our portfolio promptly in response to changing economic conditions. Furthermore, a significant portion of the proceeds from our overall property sales may be held in escrow accounts in order for some sales to qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code so that any related capital gain can be deferred for federal income tax purposes. As a result, we may not have immediate access to all of the cash flow generated from our property sales. In addition, federal tax laws limit our ability to profit on the sale of communities that we have owned for fewer than four years, and this limitation may prevent us from selling communities when market conditions are favorable.

IV. Increased Competition Could Limit Our Ability to Lease Apartment Homes or Increase or Maintain Rents

   Our apartment communities compete with numerous housing alternatives in attracting residents, including other apartment communities and single-family rental homes, as well as owner occupied single- and multi-family homes. Competitive housing in a particular area could adversely affect our ability to lease apartment homes and increase or maintain rents.

V. Insufficient Cash Flow Could Affect Our Debt Financing and Create Refinancing Risk

   We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to make required payments of principal and interest. Although we may be able to use cash flow to make future principal payments, we cannot assure investors that sufficient cash flow will be available to make all required principal payments and still satisfy our distribution requirements to maintain our status as a real estate investment trust or "REIT." Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

VI. Failure to Generate Sufficient Revenue Could Impair Debt Service Payments and Distributions to Shareholders

   If our apartment communities do not generate sufficient net rental income to meet rental expenses, our ability to make required payments of interest and principal on our debt securities and to pay distributions to our shareholders will be adversely affected. The following factors, among others, may affect the net rental income generated by our apartment communities:

   . the national and local economies;

   . local real estate market conditions, such as an oversupply of apartment homes;

   . tenants' perceptions of the safety, convenience and attractiveness of our communities and the neighborhoods where they are located;

   . our ability to provide adequate management, maintenance and insurance; and

   . rental expenses, including real estate taxes and utilities.

   Expenses associated with our investment in a community, such as debt service, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental income from that community. If a community is mortgaged to secure payment of debt and we are unable to make the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

VII.  Debt Level May Be Increased

   Our current debt policy does not contain any limitations on the level of debt that we may incur, although our ability to incur debt is limited by covenants in our bank and other credit agreements. We manage our debt to be in compliance with these debt covenants, but subject to compliance with these covenants, we may increase the amount of our debt at any time without a concurrent improvement in our ability to service the additional debt.

VIII.  Financing May Not Be Available and Could be Dilutive

   Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity. Debt or equity financing may not be available in sufficient amounts, or on favorable terms or at all. If we issue additional equity securities to finance developments and acquisitions instead of incurring debt, the interests of our existing shareholders could be diluted.

IX.  Development and Construction Risks Could Impact Our Profitability

   We intend to continue to develop and construct apartment communities. Development activities may be conducted through wholly-owned affiliated companies or through joint ventures with unaffiliated parties. Our development and construction activities may be exposed to the following risks:

   . We may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations, which could result in increased development costs and could require us to abandon our activities entirely with respect to a project for which we are unable to obtain permits or authorizations.

   . If we are unable to find joint venture partners to help fund the development of a community or otherwise obtain acceptable financing for the developments, our development potential may be limited.

   . We may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring them.

   . We may be unable to complete construction and lease-up of a community on schedule, or incur development or construction costs that exceed our original estimates, and we may be unable to charge rents that would compensate for any increase in such costs.

   . Occupancy rates and rents at a newly developed community may fluctuate depending on a number of factors, including market and economic conditions, preventing us from meeting our profitability goals for that community.

   Construction costs have been increasing in our existing markets, and the costs of upgrading acquired communities have, in some cases, exceeded our original estimates. We may experience similar cost increases in the future. Our inability to charge rents that will be sufficient to offset the effects of any increases in these costs may impair our profitability.

X.  Failure to Succeed in New Markets May Limit Our Growth

   We may from time to time make acquisitions outside of our existing market areas if appropriate opportunities arise. Our historical experience in our existing markets does not ensure that we will be able to operate successfully in new markets. We may be exposed to a variety of risks if we choose to enter new markets. These risks include, among others:

   . inability to evaluate accurately local apartment market conditions and local economies;

   . inability to obtain land for development or to identify appropriate acquisition opportunities;

   . inability to hire and retain key personnel; and

   . lack of familiarity with local governmental and permitting procedures.

XI. Changing Interest Rates Could Increase Interest Costs and Could Affect the Market Price of Our Securities

   We currently have, and expect to incur in the future, debt bearing interest at rates that vary with market interest rates. Therefore, if interest rates increase, our interest costs will rise to the extent our variable rate debt is not hedged effectively. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our common and preferred stock and debt securities.

XII.  Limited Investment Opportunities Could Adversely Affect Our Growth

   We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors include insurance companies, pension and investment funds, developer partnerships, investment companies and other apartment REITs. This competition could increase prices for properties of the type that we would likely pursue, and our competitors may have greater resources than we do. As a result, we may not be able to make attractive investments on favorable terms, which could adversely affect our growth.

XIII. Failure to Integrate Acquired Communities and New Personnel Could Create Inefficiencies

   To grow successfully, we must be able to apply our experience in managing our existing portfolio of apartment communities to a larger number of properties. In addition, we must be able to integrate new management and operations personnel as our organization grows in size and complexity. Failures in either area will result in inefficiencies that could adversely affect our expected return on our investments and our overall profitability.

XIV. Interest Rate Hedging Contracts May Be Ineffective and May Result in Material Charges

   From time to time when we anticipate issuing debt securities, we may seek to limit our exposure to fluctuations in interest rates during the period prior to the pricing of the securities by entering into interest rate hedging contracts. We may do this to increase the predictability of our financing costs. Also, from time to time we may rely on interest rate hedging contracts to limit our exposure under variable rate debt to unfavorable changes in market interest rates. If the pricing of new debt securities is not within the parameters of, or market interest rates produce a lower interest cost than that which we incur under a particular interest rate hedging contract, the contract is ineffective. Furthermore, the settlement of interest rate hedging contracts has involved and may in the future involve material charges.

XV.  Year 2000 Issues May Disrupt Our Operations

   "Year 2000 issues" means problems that may result from the improper processing by computer systems of dates after 1999. These problems could result in systems failures or miscalculations causing disruptions of operations. Our efforts to address our Year 2000 issues are focused on three areas:

   . reviewing and taking any necessary steps to attempt to correct our computer information systems;

   . evaluating and making any necessary modifications to other computer systems that do not relate to information technology but include embedded technology, such as telecommunication, security, elevator, fire and safety, and heating, ventilation and air conditioning systems; and

   . communicating with our important service providers to determine whether there will be any interruption to their systems that could affect us.

   We believe that our own systems will be Year 2000 compliant by December 31, 1999. Although we are still in the process of evaluating potential disruptions or complications that might result from Year 2000 issues, we have not identified any specific business functions that are likely to suffer material disruptions. Due to the unique and pervasive nature of Year 2000 issues, however, we are not able to anticipate all events that might affect us, particularly those outside of our company. While our efforts to address Year 2000 issues will involve additional costs, we believe that these costs will not have a material impact on our financial results. If we do not complete our efforts on time or if the costs of updating or replacing our systems exceed our estimates, or if essential services are disrupted because the provider has not adequately dealt with its Year 2000 issues, our business, financial condition and results of operations could be materially adversely affected.

XVI. Potential Liability for Environmental Contamination Could Result in Substantial Costs

   We are in the business of acquiring, developing, owning, operating and from time to time selling real estate. Under various federal, state and local environmental laws, as a current or former owner or operator, we could be required to investigate and remediate the effects of contamination of currently or formerly owned real estate by hazardous or toxic substances, often regardless of our knowledge of or responsibility for the contamination and solely by virtue of our current or former ownership or operation of the real estate. In addition, we could be held liable to a governmental authority or to third parties for property damage and for investigation and clean-up costs incurred in connection with the contamination. These costs could be substantial, and in many cases environmental laws create liens in favor of governmental authorities to secure their payment. The presence of such substances or a failure to properly remediate any resulting contamination could materially and adversely affect our ability to borrow against, sell or rent an affected property.

XVII. Compliance With REIT Share Ownership Limit May Prevent Takeovers Beneficial to Shareholders

   One of the requirements for maintenance of our qualification as a REIT for federal income tax purposes is that no more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals, including entities specified in the Internal Revenue Code, during the last half of any taxable year. Our Restated Articles of Incorporation, also referred to as our "Charter," include provisions allowing us to stop transfers of and redeem our shares that are intended to assist us in complying with this requirement. These provisions may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control might involve a premium price for our shareholders or might otherwise be in our shareholders' best interests. See the subsection entitled "Requirements for Qualification" in the section entitled "Federal Income Tax Consequences of United Dominion's Status as a REIT" in this prospectus.

XVIII. Failure to Qualify as a REIT Would Cause Us to Be Taxed as a
       Corporation, Which Would Significantly Lower Funds Available For Distribution to Our Shareholders

   If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and currently qualify as a REIT and intend to operate in such a manner that will allow us to continue to qualify as a REIT. However, we cannot assure you that we are qualified as a REIT or that we will remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex provisions of the federal income tax laws, as to which there are only limited judicial and administrative interpretations, and requires favorable determination of various factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to our qualification as a REIT for federal income tax purposes or the federal income tax consequences of our qualification.

   If, in any taxable year, we fail to qualify as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a REIT would significantly reduce or eliminate funds otherwise available for distribution to our shareholders. Furthermore, we would no longer be required to make distributions to our shareholders. See the section entitled "Federal Income Tax Consequences of United Dominion's Status as a REIT" in this prospectus.

XIX. The Ability of Our Shareholders to Control Our Policies and Effect a Change of Control of Our Company is Limited, Which May Not Be in Our Shareholders' Best Interests

   In 1998, we adopted a shareholder rights plan. Under the terms of the shareholder rights plan, our Board of Directors can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our common stock. Unless our Board of Directors approves the person's purchase, after that person acquires more than 15% of our outstanding common stock, all other shareholders will have the right to purchase securities from us at a price that is less than their then fair market value. Purchases by other shareholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person. Our Board of Directors, however, can prevent the shareholder rights plan from operating in this manner. This gives our Board of Directors significant discretion to approve or disapprove a person's efforts to acquire a large interest in us. For a more complete description, you should refer to the subsection entitled "Description of Our Capital Stock -- Rights to Purchase Series C Preferred Stock."

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000.

   This prospectus provides you with a general description of the securities that we may offer and the terms of the offering. Each time we offer securities, we will provide a prospectus supplement that will contain specific descriptions of those securities and the offering terms. The prospectus supplement may also add to, update or otherwise change information contained in this prospectus. The documents incorporated in this prospectus by reference and the registration statement that we filed with the SEC, including exhibits to the registration statement, provide more detail on the matters discussed in this prospectus. In making your investment decision, you should carefully read this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy or information statements, which are incorporated by reference in this prospectus as described under the heading "Incorporation of Information Filed With the SEC" below. The public may read and copy the reports and other information that we file with the SEC at their public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC in Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   You may also obtain information about us from the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511.

   The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding United Dominion and other issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

   This prospectus omits certain information included in the registration statement and its exhibits. Statements made in this prospectus as to the contents of any contract, agreement or other document that is an exhibit to the registration statement are only summaries and are not complete. We refer you to the relevant exhibits for a more complete description of the matter involved. Each statement regarding an exhibit is qualified by the text of the relevant document.

                INCORPORATION OF INFORMATION FILED WITH THE SEC

   We are "incorporating by reference" certain information that we have filed with the SEC, which means:

   . incorporated documents are considered part of this prospectus;

   . we are disclosing important information to you by referring you to those documents; and

   . information that we file with the SEC will automatically update and supersede this prospectus.

   We incorporate by reference the documents listed below that we filed with the SEC under the Securities Exchange Act of 1934:

   . Annual Report on Form 10-K for the year ended December 31, 1998;

   . Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

   . Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

   . Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

   . Current Report on Form 8-K dated October 23, 1998;

   . Current Report on Form 8-K dated January 20, 1999;

   . Current Report on Form 8-K dated March 29, 1999;

   . Current Report on Form 8-K dated December 22, 1999; and

   . The description of our common stock contained in our Registration
     Statement on Form 8A dated April 19, 1990, including any amendment filed for the purpose of updating that description.

   We also incorporate by reference each of the following documents that we may file with the SEC after the date of this prospectus:

   . Reports filed under Sections 13(a) and (c) of the Exchange Act;

   . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

   . Any reports filed under Section 15(d) of the Exchange Act.

   We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information incorporated by reference upon written or oral request at no cost to the requester. Requests must be made to:

   United Dominion Realty Trust, Inc. 10 South Sixth Street Richmond, Virginia 23219-3802
   Attention: Investor Relations (804) 780-2691.

   You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as information that we filed with the SEC before the date of this prospectus and incorporated by reference in this prospectus, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                          FORWARD-LOOKING STATEMENTS

   This prospectus and the registration statement, and the reports, proxy statements and other information that we have filed with the SEC, which we incorporate by reference in this prospectus, may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The words "anticipate," "believe," "estimate," "expect," "project" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

   We have based these forward-looking statements largely on our expectations as well as assumptions that we have made and information currently available to our management. Although we believe that our expectations and assumptions are reasonable, they are subject to a number or risks and uncertainties, some of which are beyond our control, and we therefore can give no assurance that they will in fact be realized. Forward-looking statements that are dependent upon realization of our assumptions and expectations include, but are not limited to, those discussing:

   . our declaration or payment of distributions;

   . our potential developments or acquisitions or dispositions of properties, assets or other public or private companies;

   . our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

   . our qualification as a REIT under the Internal Revenue Code;

   . the real estate markets in which we operate and in general;

   . the availability of debt and equity financing;

   . interest rates;

   . general economic conditions; and

   . trends affecting our financial condition or results of operations.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                      UNITED DOMINION REALTY TRUST, INC.

   United Dominion operates in one defined business segment as an owner, operator, renovator and developer with activities related to the ownership, acquisition, development, management and strategic disposition of multifamily apartment communities nationwide. Our strategy is to be a national, highly efficient provider of quality apartment homes. During the past several years, we have implemented this strategy through:

   . the acquisition of portfolios and mergers with companies primarily in different markets and different regions;

   . the acquisition of higher quality communities;

   . the disposition of communities that do not meet our long-term strategic objectives due to location, size, age, quality and/or operating performance;

   . the development of higher quality apartment communities in target markets that can provide higher returns on investment;

   . the upgrade of our communities through various capital investments and through the addition of revenue enhancing and/or expense reducing features;

   . the hiring of experienced corporate and operations staff; and

   . the investment in efficient, scalable systems.

   We seek to be a market leader by operating a sufficiently sized portfolio of apartments within each of our targeted markets in order to reduce operating costs through economies of scale and management efficiencies. We believe that geographic market diversification increases investment opportunity and decreases the risk associated with cyclical local real estate markets and economies.

   At September 30, 1999, we owned 318 communities with 85,216 apartment homes nationwide. In addition, we had apartment communities with approximately 2,000 apartment homes under development. Our apartment communities consist primarily of upper and middle income garden and townhouse communities. Most of the communities are considered to be "A" and "B" quality, that compete at or near the top of their respective markets. "A" grade communities are generally properties less than five years old with superior amenity packages. "B" grade communities are generally either of 1980s construction, located in good neighborhoods, or renovated 1970s construction in good neighborhoods. We believe that these well located apartments offer us a good combination of current income and longer-term income growth.

   We intend to continue to qualify as a REIT under the applicable provisions of the federal income tax laws. To qualify, we must satisfy various tests that, among other things, require that our assets consist primarily of real estate, our income be derived primarily from real estate and at least 95% of our taxable income be distributed to our shareholders. Because we qualify as a REIT, we are generally not subject to federal income taxes. For a more complete discussion of the tax related consequences of our being a REIT, see the section entitled "Federal Income Tax Consequences of United Dominion's Status as a REIT" in this prospectus.

   United Dominion is a Virginia corporation and a self-managed real estate investment trust. Our common stock is traded on The New York Stock Exchange under the symbol "UDR." Our principal office is at 10 South Sixth Street, Richmond, Virginia 23219-3802. Our telephone number is (804) 780-2691, our E-mail address is ir@udrt.com, and our Internet address is http://www.udrt.com.

                                USE OF PROCEEDS

   Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for one or more of the following:

   . to repay indebtedness;

   . to fund improvements to properties;

   . to acquire and develop additional properties; and

   . for other general corporate purposes.

   The prospectus supplement may also include the allocation of the net proceeds from the sale of our securities among the various uses listed above.

   We may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the proceeds with banks.

         RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO
                COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

   The following table sets forth United Dominion's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown.

                                                   Year Ended December 31,
                                                ----------------------------  Nine Months Ended
                                                1994  1995  1996  1997  1998  September 30, 1999
                                                ----  ----  ----  ----  ----  ------------------
Ratio of earnings to fixed charges............. 1.69x 1.81x 1.73x 1.82x 1.63x        1.63x
Ratio of earnings to combined fixed charges and
  preferred stock dividends.................... 1.69  1.56  1.45  1.51  1.34         1.32

   The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For purposes of computing these ratios, earnings consist of income before extraordinary items plus fixed charges other than capitalized interest, and fixed charges consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                      DESCRIPTION OF OUR DEBT SECURITIES

   The following is a description of the material terms of our debt securities. We will provide additional terms of our debt securities in a prospectus supplement.

   As required by federal law for all publicly offered notes and debentures, the debt securities that we may offer with this prospectus are governed by documents called "indentures." We will issue senior debt securities under an Indenture, dated as of November 1, 1995, between United Dominion and First Union National Bank, as trustee. We refer to this indenture as the "Senior Indenture." We will issue our subordinated debt securities under the Indenture, dated as of August 1, 1994, between United Dominion and Crestar Bank, as trustee. We refer to this indenture as the "Subordinated Indenture." As trustees, First Union and Crestar serve two roles. First, the trustees can enforce your rights against us should we default on the debt securities. Second, the trustees assist in administering our obligations under the debt securities, such as payments of interest.

   Below, we describe the indentures and summarize some of their provisions. However, we have not described every aspect of the debt securities. You should refer to the actual indentures for a complete description of their provisions and the definitions of terms used in them. In this prospectus, we provide only the definitions for some of the more important terms in the indentures. Wherever we refer to defined terms of the indentures in this prospectus or in the prospectus supplement, we are incorporating by reference those defined terms.

   The indentures are exhibits to the registration statement. See "Where You Can Find More Information" for information on how to obtain a copy of the indentures for your review.

General Terms of Our Debt Securities

   We may offer with this prospectus up to $700,000,000 in aggregate principal amount of unsecured debt obligations. However, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, except that the Senior Indenture contains limitations on the amount of indebtedness that we may incur. See " --Covenants Applicable to Our Senior Debt Securities."

   The senior debt securities will be unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

   The subordinated debt securities will be our unsecured obligations and will be subordinated in right of payment to all senior debt.

   Each indenture allows for any one or more series of debt securities to have one or more trustees. Any trustee under either indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Unless this prospectus states differently, each trustee of a series of debt securities may take any action that United Dominion may take under the applicable indenture.

   The prospectus supplement will describe the particular terms of each series of debt securities, as well as any modifications or additions to the general terms of the indenture applicable to the series of debt securities. This description will contain all or some of the following as applicable:

   . the title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities;

   . the aggregate principal amount of the debt securities being offered, the aggregate principal amount of debt securities outstanding, and any limit on the principal amount, including the aggregate principal amount of debt securities authorized;

   . the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount payable upon declaration of acceleration of their maturity, or, if applicable, the portion of the principal amount of the debt securities that is convertible into United Dominion capital stock, or the method for determining the portion;

   . if convertible, in connection with the preservation of our status as a REIT, any applicable limitations on the ownership or transferability of our capital stock into which the debt securities are convertible;

   . the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable and the amount of principal payable on the debt securities;

   . the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method for determining the rate or rates, the date or dates from which the interest will accrue or the method for determining the date or dates, the interest payment dates on which any interest will be payable and the regular record dates for the interest payment dates or the method for determining the dates, the person to whom interest should be payable, and the basis for calculating interest if other than that of a 360-day year consisting of twelve 30-day months;

   . the place or places where the principal of, and any premium or make-whole amount as defined in each indenture, any interest on, and any additional amounts payable in respect of, the debt securities will be payable, where holders of debt securities may surrender for registration of transfer or exchange, and where holders may serve notices or demands to or upon United Dominion in respect of the debt securities and the applicable indenture;

   . the period or periods within which, the price or prices, including any premium or make-whole amount, at which, the currency or currencies, currency unit or units or composite currency or currencies in which and other terms and conditions upon which the debt securities may be redeemed in whole or in part at our option, if we have the option;

   . our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to the obligation;

   . if other than United States dollars, the currency or currencies in which the debt securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies;

   . whether the amount of payments of principal of, and any premium or make-whole amount, or any interest on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices, and the manner for determining the amounts;

   . whether the principal of, and any premium or make-whole amount, or any interest or additional amounts on the debt securities are to be payable, at the election of United Dominion or a holder, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are to be so payable;

   . provisions, if any, granting special rights to the holders of the debt securities upon the occurrence of specified events;

   . any deletions from, modifications of or additions to the events of default or covenants of United Dominion with respect to the debt securities, whether or not the events of default or covenants are consistent with the events of default or covenants set forth in the applicable indenture;

   . whether the debt securities will be issued in certificated or book-entry form;

   . the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture;

   . whether and under what circumstances we will pay additional amounts as contemplated in the applicable indenture on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of the option; and

   . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

   The debt securities may be original issue discount securities, which are debt securities that may provide for less than their entire principal amount to be payable upon declaration of acceleration of their maturity. Special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the prospectus supplement.

   We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision.

Denominations, Interest, Registration and Transfer

   Unless the prospectus supplement states differently, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000. Unless the prospectus supplement states differently, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000.

   Unless the prospectus supplement provides differently, the trustees will pay the principal of and any premium and interest on the debt securities and will register the transfer of any debt securities at their offices. However, at our option, we may distribute interest payments by mailing a check to the address of each holder of debt securities that appears on the register for the debt securities.

   Any interest on a debt security not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder on the applicable regular record date. This defaulted interest may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest. United Dominion will set the special record date and give the holder of the debt security at least 10 days' prior notice. In the alternative, this defaulted interest may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

   Subject to any limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender to the applicable trustee of the debt securities. In addition, subject to any limitations imposed upon debt securities issued in book-entry form, a holder may surrender the debt securities to the trustee for conversion or registration of transfer. Every debt security surrendered for conversion, registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer from the holder. A holder will not have to pay a service charge for any registration of transfer or exchange of any debt securities, but United Dominion may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

   If the prospectus supplement refers to any transfer agent, in addition to the applicable trustee that United Dominion initially designated with respect to any series of debt securities, United Dominion may

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

at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, except that United Dominion will be required to maintain a transfer agent in each place of payment for the series. United Dominion may at any time designate additional transfer agents with respect to any series of debt securities.

   Neither United Dominion nor the trustees will be required to:

   . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

   . register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

   . issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the holder's option, except the portion, if any, of the debt security not to be repaid.

Merger, Consolidation or Sale

   We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

   . either we will be the continuing entity, or the successor entity formed by or resulting from the consolidation or merger or that will have received the transfer of the assets is a person organized and existing under the laws of the United States or any state and will expressly assume payment of the principal of, and any premium or make-whole amount, and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

   . immediately after giving effect to the transaction and treating any resulting indebtedness that becomes our or any subsidiary's obligation as having been incurred by us or the subsidiary at the time of the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; and

   . we receive an Officers' Certificate and legal opinion as to compliance with these conditions.

Covenants Applicable to Our Senior Debt Securities

Senior Indenture Limitations on Incurrence of Debt

   The Senior Indenture provides that we will not, and will not permit any subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of the Debt and the application of the proceeds from the Debt, the aggregate principal amount of all of our outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of, without duplication:

   . our Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC, or, if the filing is not permitted under the Exchange Act, with the trustee, prior to the incurrence of the additional Debt; and

   . the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received, to the extent the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt, by us or any subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Debt.

The Subordinated Indenture does not limit the incurrence of Debt.

   In addition to the foregoing limitation on the incurrence of Debt, the Senior Indenture provides that we will not, and will not permit any subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our or any subsidiary's property if, immediately after giving effect to the incurrence of the Debt and the application of the proceeds from

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

the Debt, the aggregate principal amount of all of our outstanding Debt on a consolidated basis that is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our or any subsidiary's property is greater than 40% of our Total Assets.

   In addition to the foregoing limitations on the incurrence of Debt, the Senior Indenture provides that we will not, and will not permit any subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred will have been less than 1.5, on a pro forma basis after giving effect to the Debt and to the application of the proceeds from the Debt, and calculated on the assumption that:

   . the Debt and any other Debt that we have incurred since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of the period;

   . our repayment or retirement of any other Debt since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period, except that, in making the computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of the Debt during the period;

   . in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

   . in the case of our acquisition or disposition of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or the acquisition or disposition or any related repayment of Debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

   The following terms used in the covenants summarized above have the indicated meanings:

   "Acquired Debt" means Debt of a person (i) existing at the time the person becomes a subsidiary or (ii) assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a subsidiary or the acquisition. Acquired Debt will be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a subsidiary.

   "Annual Service Charge" as of any date means the maximum amount that is payable in any period for interest on, and original issue discount of, our Debt and the amount of dividends that are payable in respect of any Disqualified Stock (as defined below).

   "Capital Stock" means, with respect to any person, any capital stock, including preferred stock, shares, interests, participations or other ownership interests, however designated, of the person and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options to purchase any capital stock.

   "Consolidated Income Available for Debt Service" for any period means Funds from Operations (as defined below) plus amounts that have been deducted for interest on Debt.

   "Debt" of United Dominion or any subsidiary means any indebtedness of United Dominion, or any subsidiary, whether or not contingent, in respect of, without duplication:

   . borrowed money or evidenced by bonds, notes, debentures or similar instruments;

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

   . indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by United Dominion or any subsidiary;

   . the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

   . the principal amount of all obligations of United Dominion or any subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

   . any lease of property by United Dominion or any subsidiary as lessee that is reflected on United Dominion's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of indebtedness under the first three bullet points above, that any of the items, other than letters of credit, would appear as a liability on United Dominion's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of United Dominion or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, Debt of another person, other than United Dominion or any subsidiary.

   Debt will be deemed to be incurred by us or any subsidiary whenever we or a subsidiary creates, assumes, guarantees or otherwise becomes liable for that Debt.

   "Disqualified Stock" means, with respect to any person, any capital stock of the person that by the terms of the capital stock, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise:

   . matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

   . is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

   . is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of debt securities.

   "Funds From Operations" for any period means income before gains or losses on investments and extraordinary items plus amounts that have been deducted, and minus amounts that have been added, for the following items, without duplication:

   . provision for preferred stock dividends;

   . provision for property depreciation and amortization; and

   . the effect of any adjustments for significant non-recurring items, including any noncash charge resulting from a change in accounting principles in determining income before gains or losses on investments and extraordinary items for the period, as reflected in our financial statements for the period determined on a consolidated basis in accordance with generally accepted accounting principles.

   "Total Assets" as of any date means the sum of:

   . our Undepreciated Real Estate Assets; and

   . all of our other assets determined in accordance with generally accepted accounting principles, but excluding intangibles.

   "Undepreciated Real Estate Assets" as of any date means the original cost plus capital improvements of our real estate assets on the date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

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

   Except as described above, the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, our Charter includes provisions for mandatory redemption and stopping transfer of our common stock designed to preserve our status as a REIT. The Internal Revenue Code of 1986 provides that concentration of more than 50% in value of direct or indirect ownership of common stock in five or fewer individual shareholders during the last six months of any year will result in our disqualification as a REIT. Enforcement of the provisions of our Charter would prevent this concentration and, therefore, prevent or hinder a change of control. You should refer to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of United Dominion that are described in this section, including any addition of a covenant or other provision providing event risk or similar protection.

Covenants Applicable to All Debt Securities

   Existence. Except as described above under "--Merger, Consolidation or Sale," we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights, both under our Charter and statutory, and franchises. However, we will not be required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business as a whole and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities of any series.

   Maintenance of Properties. We will cause all of our properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that our business may be properly and advantageously conducted at all times. However, we will not be prevented from selling or otherwise disposing of for value our properties in the ordinary course of business.

   Insurance. We will, and will cause each of our subsidiaries to, keep all of our insurable properties insured against loss or damage in an amount at least equal to their then full insurable value with financially sound and reputable insurance companies.

   Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged, before the same will become delinquent:

   . all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our or any subsidiary's income, profits or property; and

   . all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our or any subsidiary's property.

   However, we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

   Provision of Financial Information. Whether or not we are subject to Sections 13 or 15(d) of the Exchange Act, we will, to the extent permitted under the Exchange Act, file with the SEC in a timely fashion the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Sections 13 and 15(d). We will also in any event:

   . within 15 days of each required filing date

     --transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to the holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act if we were subject to those Sections; and

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

     --file with the trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act if we were subject to those Sections; and

   . if our filing the documents with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder.

Events of Default, Notice and Waiver

   Each indenture provides that the following events are "events of default" with respect to any issued series of debt securities:

   . default for 30 days in the payment of any installment of interest or additional amounts payable on any debt security of the series;

   . default in the payment of the principal of, or any premium or make-whole amount on any debt security of the series at its maturity;

   . default in making any sinking fund payment as required for any debt security of the series;

   . default in the performance of any other covenant of United Dominion contained in the indenture, other than a covenant added to the indenture solely for the benefit of a series of debt securities issued under the indenture other than the series, continued for 60 days after written notice as provided in the indenture;

   . default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by United Dominion, or by any subsidiary, the repayment of which we have guaranteed or for which we are directly responsible or liable as obligor or guarantor, having an aggregate principal amount outstanding of at least $10,000,000, whether the indebtedness now exists or will later be created, which default will have resulted in the indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without the acceleration having been rescinded or annulled within 10 days after written notice as provided in the indenture;

   . the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against United Dominion or any subsidiary in an aggregate amount, excluding amounts covered by insurance, in excess of $10,000,000 and those judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts covered by insurance, in excess of $10,000,000 for a period of 30 consecutive days;

   . certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of United Dominion or any significant subsidiary or for all or substantially all of either of their property; and

   . any other event of default provided with respect to the series of debt securities.

   The term "significant subsidiary" means each significant subsidiary, as defined in Regulation S-X promulgated under the Securities Act, of United Dominion.

   If an event of default under either indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount as may be specified in their terms, of, and any make-whole amount on, all of the debt securities of that series to be due and payable immediately by written notice to United Dominion, and to the trustee if given by the holders. However, at any time after the declaration of acceleration with respect to debt securities of the series, or of all debt securities then outstanding under the applicable indenture, as the case may be, has been made, but before a judgment or decree

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

for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of the series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may rescind and annul the declaration and its consequences if:

   . United Dominion will have deposited with the trustee all required payments of the principal of and any premium or make-whole amount and interest, and any additional amounts, on the debt securities of the series, or of all debt securities then outstanding under the applicable indenture, as the case may be, plus certain fees, expenses, disbursements and advances of the trustee; and

   . all events of default, other than the nonpayment of accelerated principal, or specified portion thereof and any premium or make-whole amount, or interest, with respect to the debt securities of the series, or of all debt securities then outstanding under the applicable indenture, as the case may be, have been cured or waived as provided in the indenture.

   Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may waive any past default with respect to the series and its consequences, except a default:

   . in the payment of the principal of, or any premium or make-whole amount, or interest or additional amounts payable on any debt security of the series; or

   . in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each affected outstanding debt security.

   Each trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture. However, the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of, or any premium or make-whole amount, or interest or additional amounts payable, on any debt security of the series or in the payment of any sinking fund installment in respect of any debt security of the series, if the trustee considers the withholding to be in the interest of the holders.

   Each indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee for 60 days to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of reasonable indemnity This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium or make-whole amount, interest on and additional amounts payable with respect to, the debt securities at their respective due dates.

Modification of the Indentures

   United Dominion and the applicable trustee may modify and amend either indenture with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture affected by the modification or amendment. However, we must have the consent of the holders of all affected outstanding debt securities to:

   . change the stated maturity of the principal of, or any premium or make-whole amount, or any installment of principal of or interest or additional amounts payable on, any debt security;

   . reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, or any additional amounts payable with respect to, any debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

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   . change the place of payment, or the coin or currency, for payment of principal of, and any premium or make-whole amount, or interest on, or any additional amounts payable with respect to, a debt security;

   . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

   . reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with any provisions of that indenture or any defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

   . modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

   The holders of not less than a majority in principal amount of outstanding debt securities issued under either indenture have the right to waive our compliance with some covenants in the indenture.

Subordination

   Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all senior debt. Our obligation to make payment of the principal and interest on the subordinated debt securities will not otherwise be affected.

   No payment of principal or interest may be made on the subordinated debt securities at any time if a default on senior debt exists that permits the holders of the senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders have been applied to the payment of senior debt. By reason of this subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated debt securities.

   Senior debt is defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by United Dominion in respect of, the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

   . indebtedness of United Dominion for money borrowed or represented by purchase-money obligations;

   . indebtedness of United Dominion evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument;

   . obligations of United Dominion as lessee under leases of property either made as part of any sale and leaseback transaction to which United Dominion is a party or otherwise;

   . indebtedness of partnerships and joint ventures that is included in the consolidated financial statements of United Dominion;

   . indebtedness, obligations and liabilities of others in respect of which United Dominion is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which United Dominion has agreed to purchase or otherwise acquire; and

   . any binding commitment of United Dominion to fund any real estate investment or to fund any investment in any entity making a real estate investment, in each case other than the following:

     --any indebtedness, obligation or liability referred to in the above bullet points as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided

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

       that the indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks pari passu with the subordinated debt securities;

    -- any indebtedness, obligation or liability that is subordinated to indebtedness of United Dominion to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

    -- the subordinated debt securities.

   At September 30, 1999, our senior debt aggregated approximately $2.2 billion.

Discharge, Defeasance and Covenant Defeasance

   Under each indenture, United Dominion may discharge certain obligations to holders of any series of debt securities issued under an indenture that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the applicable trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal, and any premium or make-whole amount, and interest and any additional amounts payable to the date of the deposit, if the debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be.

   Each indenture provides that, if the provisions of its Article Fourteen are made applicable to the debt securities of or within any series pursuant the indenture, United Dominion may elect:

   . "defeasance," which is to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

   . "covenant defeasance," which is to be released from our obligations with respect to the debt securities under provisions of each indenture described under "Covenants Applicable to Our Senior Debt Securities" and "Covenants Applicable to All Debt Securities," or, if provided pursuant to
     Section 301 of each indenture, our obligations with respect to any other covenant, and any omission to comply with the obligations will not constitute a default or an event or default with respect to the debt securities.

   In either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in the currency or currencies, currency unit or currency units or composite currency or currencies in which the debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium or make-whole amount, and interest on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

   Such a trust may only be established if, among other things, United Dominion has delivered to the applicable trustee an opinion of counsel, as specified in each indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture.

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   "Government Obligations" means securities that are:

   . direct obligations of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

   . obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government that issued the foreign currency in which the debt securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or any other government, which, in either case, are not callable or redeemable at the option of the issuer, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

   Unless otherwise provided in the prospectus supplement, if after United Dominion has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

   . the holder of a debt security of the series is entitled to, and does, elect pursuant to Section 301 of the indenture or the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security; or

   . a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium or make-whole amount, and interest on the debt security as they become due out of the proceeds yielded by converting the amount deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or cessation of usage based on the applicable market exchange rate.

   "Conversion Event" means the cessation of use of:

   . a currency, currency unit or composite currency, other than the ECU or other currency unit, both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

   . the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

   . any currency unit or composite currency other than the ECU for the purposes for which it was established.

   Unless otherwise provided in the prospectus supplement, all payments of principal of, and any premium or make-whole amount, and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in United States dollars.

   If United Dominion effects covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. This situation will not apply in the case of an event of default described in the fourth bullet point under "--Events of Default, Notice

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

and Waiver" of either indenture, which sections would no longer be applicable to the debt securities or described in the last bullet point under "--Events of Default, Notice and Waiver" with respect to a covenant as to which there has been covenant defeasance. However, we would remain liable to make payment of the amounts due at the time of acceleration.

   The prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

   The terms and conditions, if any, upon which the debt securities are convertible into United Dominion capital stock will be set forth in the applicable prospectus supplement. The terms will include:

   . whether the debt securities are convertible into capital stock;

   . the conversion price, or its manner of calculation;

   . the conversion period;

   . provisions as to whether conversion will be at the option of the holders or United Dominion;

   . the events requiring an adjustment of the conversion price; and

   . provisions affecting conversion in the event of the redemption of the debt securities.

Book-Entry System

   We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depository bank identified in the prospectus supplement relating to the series. We will register the global securities in the name of the depository bank or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for debt securities in definitive certificated form, the depository bank or its nominee may not transfer the global certificate except to each other, another nominee or to their successors and except as described in the applicable prospectus supplement.

   The prospectus supplement will describe the specific terms of the depository arrangement with respect to a series of debt securities that a global security will represent. We anticipate that the following provisions will apply to all depository arrangements.

   Upon the issuance of any global security, and the deposit of the global security with or on behalf of the depository bank for the global security, the depository bank will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions, also referred to as "participants," that have accounts with the depository bank or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution or placement of the debt securities or by us, if we offer and sell the debt securities directly. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants.

   Ownership of beneficial interests by participants in the global security will be shown by book-keeping entries on, and the transfer of that ownership interest will be effected only through book-keeping entries to, records maintained by the depository bank or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown by book-keeping entries on, and the transfer of that ownership interest among or through the participants will be effected only through book-keeping entries to, records maintained by the participants.

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

   The laws of some jurisdictions require that some of the purchasers of securities take physical delivery of the securities in definitive certificated form rather than book-entry form. Such laws may impair the ability to own, transfer or pledge beneficial interests in any global security.

   So long as the depository bank for a global security or its nominee is the registered owner of the global security, the depository bank or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as described below or otherwise specified in the applicable prospectus supplement, owners of beneficial interests in a global security:

   . will not be entitled to have debt securities of the series represented by the global security registered in their names;

   . will not receive or be entitled to receive physical delivery of debt securities of the series in definitive certificated form; and

   . will not be considered the holders thereof for any purposes under the indenture.

   Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository bank and, if the person is not a participant, on the procedures of the participant through which the person directly or indirectly owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depository bank may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the indenture.

   We understand that under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action that a holder is entitled to give or take under the indenture, the depository bank for the global security would authorize the participants holding the relevant beneficial interest to give notice or take action, and the participants would authorize beneficial owners owning through the participants to give notice or take action or would otherwise act upon the instructions of beneficial owners owning through them.

   Principal and any premium and interest payments on debt securities represented by a global security registered in the name of a depository bank or its nominee will be made to the depository bank or its nominee, as the case may be, as the registered owner of the global security. None of us, the trustee or any paying agent for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depository bank for any series of debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository bank. We also expect that payments by participants to owners of beneficial interests in the global security or securities held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the participants.

   If the depository bank for any series of debt securities represented by a global security is at any time unwilling or unable to continue as depository bank and we do not appoint a successor depository bank within 90 days, we will issue the debt securities in definitive certificated form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in the event, will issue debt securities of the series in definitive certificated form in exchange for the global security representing the series of debt securities.

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

   Debt securities of the series issued in definitive certificated form will, except as described in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form.

Trustees

   First Union National Bank is the trustee under the Senior Indenture. Crestar Bank is the trustee under the Subordinated Indenture. Both First Union National Bank and Crestar Bank have lending relationships with us.

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

                       DESCRIPTION OF OUR CAPITAL STOCK

General

   The following is a summary of some of the important terms of our capital stock. You should review the applicable Virginia law and our Charter and our Restated Bylaws for a more complete description of our capital stock.

   United Dominion is authorized to issue 150,000,000 shares of common stock, $1 par value, and 25,000,000 shares of preferred stock, no par value. The preferred stock is issuable in series designated by our Board of Directors, which has designated four series: 9.25% Series A Cumulative Redeemable Preferred Stock, 8.60% Series B Cumulative Redeemable Preferred Stock, Series C Junior Participating Cumulative Redeemable Preferred Stock and Series D Cumulative Convertible Redeemable Preferred Stock. At November 9, 1999, there were outstanding 102,996,532 shares of common stock, 4,200,000 shares of Series A Preferred Stock, 6,000,000 shares of Series B Preferred Stock and 8,000,000 shares of Series D Preferred Stock. No shares of Series C Preferred Stock have been issued, and we will not issue any shares of Series C Preferred Stock except upon the exercise of rights as described below under "--Rights to Purchase Series C Preferred Stock." We will not issue additional shares of any outstanding series of preferred stock.

Common Stock

   Holders of our common stock are entitled to receive dividends when and as declared by the Board of Directors after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of our preferred stock then outstanding. Holders of our common stock have one vote per share and non-cumulative voting rights, which means that holders of more than 50% of the shares voting can elect all of the directors if they choose to do so, and, in the event, the holders of the remaining shares will not be able to elect any directors. In the event of our voluntary or involuntary liquidation or dissolution, holders of our common stock are entitled to share ratably in our distributable assets remaining after satisfaction of the prior preferential rights of our preferred stock and the satisfaction of all of our debts and liabilities. Holders of our common stock do not have preemptive rights.

   The dividend and liquidation rights of holders of our common stock are specifically limited by the terms of the outstanding preferred stock, which provide that no dividends will be declared or paid or on the common stock unless the accrued dividends on each series of outstanding preferred stock have been fully paid or declared and set apart for payment, and that in the event of any liquidation, dissolution or winding up of United Dominion, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders the liquidation preference of that series before any amount is distributed to common shareholders.

   The transfer agent for our common stock is ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey. Our common stock is traded on the NYSE under the symbol "UDR."

Preferred Stock

   The following description sets forth general terms and provisions of our preferred stock. Specific terms of any series of preferred stock offered by a prospectus supplement will be described in that prospectus supplement. You should review our Charter for a more complete description of the preferences, limitations and relative rights of a particular series of preferred stock.

  General

   Under our Charter, the Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 25,000,000 shares of preferred stock, in one or more series, with the voting powers and with the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as the Board of Directors will approve.

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

   Our preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. In an offering of a series of our preferred stock, the prospectus supplement will provide specific terms of the series, including:

   . the title and liquidation preference per share of the preferred stock and the number of shares offered;

   . the price at which the series will be issued;

   . the dividend rate or method of its calculation, the dates on which dividends will be payable and the dates from which dividends will commence to accumulate;

   . any redemption or sinking fund provisions of the series;

   . any conversion provisions of the series; and

   . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the series.

   Our preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to the common stock.

  Dividend Rights

   Holders of preferred stock of each series will be entitled to receive, when declared by the Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement relating to the series of preferred stock. The rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

   If the prospectus supplement provides, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions be made on the common stock, other than a dividend payable in common stock, unless the accrued dividends on each series of preferred stock have been fully paid or declared and set apart for payment and United Dominion will have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of preferred stock.

   If the prospectus supplement so provides, when dividends are not paid in full upon any series of preferred stock and any other series of preferred stock ranking on a parity as to dividends with the series of preferred stock, all dividends declared upon the series of preferred stock and any other series of preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on the series of preferred stock and the other series will in all cases bear to each other the same ratio that accrued dividends per share on the series of preferred stock and the other series bear to each other.

   Each series of preferred stock will be entitled to dividends as described in the prospectus supplement relating to the series, which may be based upon one or more methods of determination. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

  Rights Upon Liquidation

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of United Dominion, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders the amount stated or determined on the basis set forth in the prospectus supplement relating to the series. This distribution may include accrued dividends, if the liquidation, dissolution or winding up is involuntary. If the liquidation, dissolution or winding up is voluntary the distribution may equal the current redemption price per share provided for the series set forth in the prospectus supplement, otherwise than for the sinking fund, if any, provided for the series. Any preferential basis for the distribution will be set forth in the prospectus supplement.

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

   If, upon any voluntary or involuntary liquidation, dissolution or winding up of United Dominion, the amounts payable with respect to preferred stock of any series and any other shares of stock of United Dominion ranking as to any such distribution on a parity with the series of preferred stock are not paid in full, the holders of preferred stock of the series and of the other shares will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable prospectus supplement. The rights, if any, of the holders of any series of preferred stock to participate in our remaining assets after the holders of other series of preferred stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of United Dominion will be described in the prospectus supplement relating to the series.

  Redemption

   A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration set forth in the prospectus supplement relating to the series. The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the series that we will redeem in each year commencing after a specified date at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

   If, after giving notice of redemption to the holders of a series of preferred stock, United Dominion deposits with a designated bank funds sufficient to redeem the preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert the shares into other classes of capital stock of United Dominion. The prospectus supplement will set forth the redemption price relating to a particular series of preferred stock.

   Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

  Sinking Fund

   The prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

  Conversion Rights

   The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into shares of common stock or another series of preferred stock. The preferred stock will have no preemptive rights.

  Voting Rights

   Except as indicated in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by Virginia law, a holder of preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, in the event United Dominion issues full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of preferred stock are entitled to vote.

   Under Virginia law, the affirmative vote of the holders of a majority of the outstanding shares of all series of preferred stock, voting as a separate voting group, will be required for:

   . the authorization of any class of stock ranking prior to or on parity with preferred stock or the increase in the number of authorized shares of any such stock;

   . any increase in the number of authorized shares of preferred stock; and

   . certain amendments to our Charter that may be adverse to the rights of outstanding preferred stock.

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

  Transfer Agent and Registrar

   The prospectus supplement will state our selection for the transfer agent, registrar and dividend disbursement agent for a series of preferred stock. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of preferred stock have the right to vote on any matter.

Rights to Purchase Series C Preferred Stock

   Pursuant to our shareholder rights plan, each share of common stock has attached to it one right to purchase from United Dominion one one-thousandth of a share of Series C Preferred Stock. Each one one-thousandth of a share of Series C Preferred Stock is structured to be the equivalent of one share of common stock. The exercise price of the rights is $45.00, subject to adjustment. For a discussion of the impact of our shareholder rights plan, you should refer to the subsection entitled "Risks of Investment--The Ability of Our Shareholders to Control Our Policies and Effect a Change of Control of Our Company is Limited, Which May Not Be in Our Shareholders' Best Interests."

   The rights will separate from the common stock and a distribution of certificates evidencing the rights will occur upon the earlier of:

   . 10 business days following a public announcement that a person or group of related persons has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock; or

   . 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning more than 15% of the outstanding shares of common stock.

   The rights will expire at the close of business on February 4, 2008, unless we redeem or exchange them earlier.

Series C Preferred Stock

   The Series C Preferred Stock is junior to all other outstanding series of preferred stock in respect of rights to receive dividends and to participate in distributions or payments in the event of our liquidation, dissolution or winding up. The Series C Preferred Stock is senior to the common stock and, as to dividends and upon liquidation, any of our other capital stock that ranks junior to the Series C Preferred Stock.

   Holders of shares of the Series C Preferred Stock are be entitled to receive cumulative preferential cash dividends payable quarterly in an amount per share equal to:

   . the greater of

     --$.01 or

     --1,000 times the aggregate per share amount of all cash dividends; and

   . 1,000 times the aggregate per share amount, payable in kind, of all non-cash dividends or other distributions, other than dividends payable in shares of common stock, declared on the common stock since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series C Preferred Stock.

   In the event of any liquidation, dissolution or winding up of United Dominion, the holders of shares of Series C Preferred Stock are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $1,000 per share, plus accrued and unpaid dividends thereon to the date of payment, of which is referred to as the "Series C Preferred Liquidation Preference." After the payment to the holders of the shares of the Series C Preferred Stock of the full

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

Series C Preferred Liquidation Preference, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the corporation until the holders of common stock shall have received an amount per share, referred to as the "common adjustment," equal to the quotient obtained by dividing the Series C Preferred Liquidation Preference by 1,000. In the event that there are not sufficient assets available after payment in full of the Series C Preferred Liquidation Preference to permit payment in full of the common adjustment, then the remaining assets shall be distributed ratably to the holders of the common stock.

   The outstanding shares of Series C Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time, or from time to time, at a redemption price per share equal to 1,000 times the Average Market Value of the common stock, plus all accrued and unpaid dividends to and including the date fixed for redemption. The "Average Market Value" is the average of the closing sale prices of a share of the common stock during the 30-day period immediately preceding the date before the redemption date quoted on the Composite Tape for New York Stock Exchange Listed Stocks, or, if the common stock is not quoted on the Composite Tape, on The New York Stock Exchange, or, if the common stock is not listed on such exchange, on the principal United States registered securities exchange on which the common stock is listed, or, if the common stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of common stock during such 30-day period on The Nasdaq Stock Market, or if no such quotations are available, the fair market value of a share of common stock as determined by the Board of Directors in good faith.

   Each share of Series C Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our shareholders. The holders of shares of Series C Preferred Stock and the holders of shares of common stock vote together as one voting group on all those matters.

   Whenever dividends on any shares of Series C Preferred Stock are in arrears for six or more consecutive quarterly periods, our entire Board of Directors will be increased by two directors and the holders of Series C Preferred Stock, voting separately as a class with all other series of preferred stock having like voting rights, may vote for the election of two additional directors of United Dominion until all dividend arrearages have been fully paid.

   The dividend rate on the Series C Preferred Stock , the Series C Preferred Liquidation Preference, the Common Adjustment, the Series C Preferred Redemption Price and the number of votes per share of Series C Preferred Stock are all subject to adjustment upon the declaration of any dividend payable in common stock, subdivision of the outstanding common stock or combination of the outstanding shares of common stock into a smaller number of shares.

Dividend Restrictions

   A covenant in our loan agreement with a group of insurance company lenders effectively prohibits us from declaring or paying dividends if, after giving effect to the declaration or payment,

   . a default or "Event of Default" under the agreement will occur and be continuing,

   . we would be prohibited from incurring debt under other covenants in the agreement, and

   . the dividends and other "Restricted Payments," as defined in the loan agreement, declared during the same fiscal year as the dividends would exceed the sum of "Cash Flow," as defined in the loan agreement, from the beginning of that fiscal year to and including the last day of the completed fiscal quarter immediately preceding the dividend payment date, and the net cash proceeds received by us from the issuance or sale of capital stock after February 24, 1993, plus $20,000,000, minus the total of the amounts, if any, by which "Restricted Payments" declared during each fiscal year after December 31, 1992, exceed "Cash Flow" for the applicable fiscal year.

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   In addition, a covenant in our credit agreement with a group of bank lenders prohibits the payment of dividends and distributions on our common stock in excess of 95% of our "Funds From Operations," as defined in the credit agreement, during any period, excluding dividends paid as a result of extraordinary gains which are excluded from the "Funds From Operations" calculation.

   Despite these covenants, we may pay dividends required to maintain our qualification as a REIT under the Internal Revenue Code.

Affiliated Transactions

   The Virginia Stock Corporation Act contains provisions governing "affiliated transactions" designed to deter uninvited takeovers of Virginia corporations. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any interested shareholders by the holders of at least two-thirds of the remaining voting shares. An interested shareholder is any holder of more than 10% of any class of its outstanding voting shares.

   For three years following the time that the interested shareholder becomes an owner of 10% of the outstanding voting shares, Virginia corporations cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the interested shareholder, and majority approval of the disinterested directors. At the expiration of the three year period, the statute requires approval of affiliated transactions by two-thirds of the voting shares other than those beneficially owned by the interested shareholder absent an exception. The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirements of the law.

   The Virginia Stock Corporation Act also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to cross any of three thresholds, namely, 20%, 33% or 50%, have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of United Dominion. An acquiring person may require that we hold a special meeting of shareholders to consider the matter within 50 days of its request.

Redemption and Restrictions on Transfer

   In order to preserve our status as a REIT, we can redeem or stop the transfer of our shares. Our Charter provides that United Dominion is organized to qualify as a REIT. Because the concentration of more than 50% in value of the direct or indirect ownership of our shares in five or fewer individual shareholders during the last six months of any year would result in our disqualification as a REIT, our Charter provides that United Dominion will have the power:

   . to redeem that number of concentrated shares sufficient in the opinion of our Board of Directors to maintain or bring the direct or indirect ownership of shares into conformity with the requirements of the federal income tax laws; and

   . to stop the transfer of shares to any person whose acquisition thereof would, in the opinion of our Board of Directors, result in our disqualification as a REIT.

   The per share redemption price of any shares that we redeem pursuant to this provision will be the last reported sale price for the shares as of the business day preceding the day on which the notice of redemption is given. The Board of Directors can require shareholders to disclose in writing to us the information with respect to ownership of our shares as the Board deems necessary to comply with the REIT provisions of the federal income tax laws.

                        FEDERAL INCOME TAX CONSEQUENCES
                     OF UNITED DOMINION'S STATUS AS A REIT

   The following sections summarize the federal income tax issues that you, as a prospective holder of securities of United Dominion, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of security holders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations.

   The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. United Dominion cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

   United Dominion urges you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of United Dominion

   United Dominion elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1972. We believe that we have operated in a manner intended to qualify as a REIT since our election to be a REIT, and we intend to continue to so operate. This section discusses generally the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

   United Dominion's qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that United Dominion earns from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. The REIT qualification tests are described in more detail below. For a discussion of the tax treatment of United Dominion and our shareholders if United Dominion fails to qualify as a REIT, see "--Failure to Qualify."

   If United Dominion qualifies as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of this tax treatment is that it avoids the "double taxation" at both the corporate and shareholder levels that generally results from owning stock in a corporation. However, United Dominion will be subject to federal tax in the following circumstances:

   . United Dominion will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

   . United Dominion may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

   . United Dominion will pay income tax at the highest corporate rate on (A) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (B) other non-qualifying income from foreclosure property.

   . United Dominion will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions").

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

   . If United Dominion fails to satisfy the 75% gross income test or the 95% gross income test (as described below under "--Requirements for Qualification--Income Tests"), and nonetheless continues to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (A) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (B) a fraction intended to reflect our profitability.

   . If United Dominion fails to distribute during a calendar year at least the sum of (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, and (C) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

   . United Dominion may elect to retain and pay income tax on our net long-term capital gain.

   . If United Dominion acquires any asset from a corporation generally subject to full corporate-level tax in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the corporation's basis in that or another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax is the lesser of
     (A) the amount of gain that we recognize at the time of the sale or disposition and (B) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. The rule described in this paragraph will apply assuming that United Dominion makes an election under a temporary Treasury Regulation upon our acquisition of an asset from a C corporation.

Requirements for Qualification

   A REIT is a corporation, trust, or association that meets the following requirements:

      1. it is managed by one or more trustees or directors;

      2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

      3. it would be taxable as a domestic corporation, but for provisions of federal income tax law defining a REIT;

      4. it is neither a financial institution nor an insurance company subject to specified provisions of the federal income tax law;

      5. at least 100 persons are beneficial owners of its shares or ownership certificates;

      6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

      7. it elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to maintain REIT status;

      8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

      9. it meets other qualification tests, described below, regarding the nature of its income and assets.

   United Dominion must meet requirements 1 through 4, inclusive, during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of United Dominion's capital stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

   United Dominion believes that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our Charter restricts the ownership and transfer of the common stock so that United Dominion should continue to satisfy requirements 5 and 6. The provisions of our Charter restricting the ownership and transfer of the common stock are described in "Description of Our Capital Stock--Redemption and Restrictions on Transfer."

   United Dominion currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated for federal income tax purposes as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of United Dominion will be ignored, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary will be treated as assets, liabilities and items of income, deduction and credit of United Dominion. United Dominion's corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

   In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, United Dominion's proportionate share of the assets, liabilities and items of income of the partnerships in which we own an interest, directly or indirectly, are treated as assets and gross income of United Dominion for purposes of applying the various REIT qualification requirements.

Income Tests

   United Dominion must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test"). Qualifying income for purposes of the 75% gross income test generally includes:

   . rents from real property;

   . interest on debt secured by mortgages on real property or on interests in real property; and

   . dividends or other distributions on and gain from the sale of shares in other REITs.

   Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test"). Gross income from United Dominion's sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of these tests to United Dominion.

  Rents and Interest

   Rent that United Dominion receives from real property that we own and lease to tenants will qualify as "rents from real property" only if the following conditions are met.

   . First, the rent must not be based, in whole or in part, on the income or profits of any person. However, "rents from real property" generally does not exclude an amount solely because it is based on a fixed percentage or percentages of receipts or sales.

   . Second, neither United Dominion nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent.

   . Third, in order for 100% of the rent received under a lease of real property to qualify as "rents from real property," the rent attributable to the personal property leased in connection with such lease must not be more than 15% of the total rent received under the lease.

   . Finally, United Dominion generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom United Dominion does not derive revenue. However, United Dominion need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, United Dominion may render a de minimis amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of our income from the related property.

   United Dominion does not receive any rent that is based on the income or profits of any person. In addition, we do not own, directly or indirectly, 10% or more of any tenant. Furthermore, United Dominion believes that any personal property rented in connection with our apartment facilities is well within the 15% restriction. Finally, United Dominion does not provide services, other than within the 1% de minimis exception described above, to our tenants that are not customarily furnished or rendered in connection with the rental of the apartment units, other than through an independent contractor.

   United Dominion's investment in apartment communities in major part gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of apartment communities, other than from prohibited transactions, as described below, or of United Dominion's interest in a partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. We anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

  Prohibited Transaction Rules

   A REIT will incur a 100% tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. United Dominion believes that none of our assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, United Dominion will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that United Dominion can comply with such safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

  Hedging Transactions

   From time to time, United Dominion may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, or options to purchase such items, and futures and forward contracts. To the extent that United Dominion enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that United Dominion hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. United Dominion intends to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

   Failure to Qualify. If United Dominion fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

   . United Dominion's failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

   . United Dominion attaches a schedule of the sources of our income to our federal income tax return; and

   . any incorrect information on the schedule is not due to fraud with intent to evade tax.

   It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of those relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally receive or accrue exceeds the gross income test limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "--Taxation of United Dominion," even if the relief provisions apply, United Dominion would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

   To maintain our qualification as a REIT, United Dominion also must satisfy three tests relating to the nature and diversification of our assets at the close of each quarter of each taxable year:

   . First, at least 75% of the value of our total assets must consist of cash or cash items, including receivables, government securities, "real estate assets," or qualifying temporary investments (the "75% asset test");

   . Second, no more than 25% of our total assets may be represented by securities other than those that are qualifying assets for purposes of the 75% asset test; and

   . Third, of the investments included in the 25% asset class, the value of any one issuer's securities that United Dominion owns may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

   For purposes of those tests, "securities" does not include our interest in partnerships or any qualified REIT subsidiary. For purposes of the asset tests, we are deemed to own our proportionate share of the assets of any partnership in which we own an interest, rather than our interest in that partnership. United Dominion has operated and intends to continue to operate so that we have not acquired or disposed, and in the future will not acquire or dispose, of assets in a way that would cause us to violate either asset test. If United Dominion should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (A) we satisfied the asset tests at the close of the preceding calendar quarter and (B) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If United Dominion did not satisfy the condition described in clause (B) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

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

   Recently enacted legislation, the Ticket to Work and Work Incentives Improvements Act of 1999 (the "Tax Bill"), allows United Dominion to own up to 100% of the stock of taxable REIT subsidiaries ("TRSs"), which can perform activities unrelated to our tenants, such as third-party management, development and other independent business activities, as well as provide services to our tenants, without disqualifying the rent we receive from our tenants. The Tax Bill also prevents us from owning more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Prior to the Tax Bill, we were prohibited only from owning more than 10% of the voting stock of a taxable subsidiary. Overall, no more than 20% of our assets can consist of securities of TRSs under the Tax Bill. The TRS provisions in the Tax Bill will apply for taxable years beginning after December 31, 2000.

Distribution Requirements

   Each taxable year, United Dominion must distribute, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

   . the sum of (A) 95% of its "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and (B) 95% of our after-tax net income, if any, from foreclosure property, minus

   . the sum of certain items of noncash income.

   United Dominion must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

   Under the Tax Bill, the 95% distribution requirement discussed above was reduced to 90% for taxable years beginning after December 31, 2000.

   United Dominion will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year, at least the sum of:

   . 85% of our REIT ordinary income for such year,

   . 95% of our REIT capital gain income for such year, and

   . any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. United Dominion may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. United Dominion has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

   It is possible that, from time to time, United Dominion may experience timing differences between (A) the actual receipt of income and actual payment of deductible expenses and (B) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, United Dominion may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, United Dominion may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, United Dominion may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on undistributed income. In such a situation, we may need to borrow funds or issue preferred or common stock.

   Under specified circumstances, United Dominion may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. United Dominion may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although United Dominion may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

   United Dominion must maintain records of specified information in order to qualify as a REIT. In addition, to avoid a monetary penalty, United Dominion must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding stock. United Dominion has complied, and intends to continue to comply, with such requirements.

Failure to Qualify

   If United Dominion failed to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, United Dominion would not be able to deduct amounts paid out to our shareholders. In fact, United Dominion would not be required to distribute any amounts to our shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to our shareholders would be taxable as ordinary income. Subject to certain limitations of the Internal Revenue Code, corporate shareholders might be eligible for the dividends received deduction. Unless United Dominion qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. United Dominion cannot predict whether in all circumstances we would qualify for such statutory relief.

Other Tax Consequences

  State and Local Taxes

   United Dominion and/or you may be subject to state and local tax in various states and localities, including those states and localities in which United Dominion or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

                             PLAN OF DISTRIBUTION

   United Dominion may sell these securities to or through underwriters or to investors directly or through designated agents. Any underwriter or agent involved in the offer and sale of these securities will be named in the applicable prospectus supplement.

   Underwriters may offer and sell these securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as agents to offer and sell these securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of these securities, underwriters may be deemed to have received compensation from United Dominion in the form of underwriting discounts or commissions and may also receive commissions from purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. The dealers may receive compensation in the form of discounts, concessions or commissions, which may be changed from time to time, from the underwriters and/or from the purchasers for whom they may act as agent.

   Any underwriting compensation that we pay to underwriters or agents in connection with the offering of these securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of these securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of these securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with United Dominion, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If indicated in the applicable prospectus supplement, United Dominion will authorize dealers acting as our agents to solicit offers by certain institutions to purchase these securities from United Dominion at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the principal amount of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement.

   Institutions with which delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except:

   . an institution's purchase of the securities covered by its delayed delivery contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

   . United Dominion will have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts.

   A commission indicated in the prospectus supplement will be paid to agents and underwriters soliciting purchases of these securities pursuant to delayed delivery contracts that we accepted. Agents and underwriters will have no responsibility in respect of the delivery or performance of delayed delivery contracts.

   Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for United Dominion in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of these securities will be passed upon for United Dominion by Hunton & Williams, Richmond, Virginia. Brown & Wood LLP, New York, New York, will act as counsel to any underwriters, dealers or agents.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. We have incorporated by reference our financial statements and schedule in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of American Apartment Communities II, Inc. and American Apartment Communities II, L.P., for the year ended December 31, 1997, included in our current report on Form 8-K filed with the SEC on October 23, 1998, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in giving these reports.

================================================================================

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                          Page
                                                          ----
                  How to Obtain More Information.........  S-3
                  Incorporation of Information Filed with
                    the SEC..............................  S-3
                  Forward-Looking Statements.............  S-4
                  Prospectus Supplement Summary..........  S-5
                  Risks of Investment....................  S-9
                  Use of Proceeds........................ S-10
                  Description of the Notes............... S-11
                  Material Federal Income Tax
                    Consequences......................... S-14
                  Underwriting........................... S-27
                  Experts................................ S-28
                  Legal Matters.......................... S-28

                                   Prospectus
                  Risks of Investment....................    3
                  About this Prospectus..................    8
                  Where You Can Find More Information....    8
                  Incorporation of Information Filed with
                    the SEC..............................    9
                  Forward-Looking Statements.............   10
                  United Dominion Realty Trust, Inc......   11
                  Use of Proceeds........................   12
                  Ratios of Earnings to Fixed Charges and
                    Ratios of Earnings to Combined Fixed
                    Charges and Preferred Dividends......   12
                  Description of Our Debt Securities.....   13
                  Description of Our Capital Stock.......   28
                  Federal Income Tax Consequences of
                    United Dominion's Status as a REIT...   34
                  Plan of Distribution...................   41
                  Legal Matters..........................   42
                  Experts................................   42

================================================================================
================================================================================

                                 $200,000,000

[LOGO]
                                 UNITED DOMINION
                               Realty Trust, Inc.

                             6.50% Notes due 2009

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                             PROSPECTUS SUPPLEMENT

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                             Goldman, Sachs & Co.

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